                                                                   Exhibit 10.7
                        SUBORDINATED CREDIT AGREEMENT

                              TABLE OF CONTENTS

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I.     DEFINITIONS..........................................................   1

  1.1  General Terms........................................................   1
  1.2  Accounting Terms.....................................................  14
  1.3  Uniform Commercial Code Terms........................................  14

II.    ADVANCES, PAYMENT AND INTEREST.......................................  15

  2.1  Credit Facility......................................................  15
  2.2  Advances.............................................................  15
  2.3  Procedures for Borrowing.............................................  15
  2.4  Disbursement of Advance Proceeds.....................................  15
  2.5  Interest; Payments...................................................  16
  2.6  Repayment of Excess Advances.........................................  19
  2.7  Note; Lender Records.................................................  19
  2.8  Additional Payments..................................................  19

III. FEES AND OTHER CHARGES; ALLOCATION OF PURCHASE PRICE...................  20

  3.1  Commitment Fee.......................................................  20
  3.2  Unused Line Fee......................................................  20
  3.3  [Intentionally blank]................................................  20
  3.4  Maximum Charges......................................................  20
  3.5  Increased Costs; Change of Lending Office............................  20
  3.6  Sale and Purchase of Stock...........................................  21
  3.7  Allocation of Purchase Price.........................................  22

IV.  CONDITIONS PRECEDENT...................................................  22

  4.1  Conditions to Initial Advance........................................  22
  4.2  Conditions to Each Advance...........................................  25

V.     REPRESENTATIONS AND WARRANTIES.......................................  26

  5.1  Organization and Authority...........................................  26
  5.2  Loan Documents.......................................................  27
  5.3  Subsidiaries.........................................................  27
  5.4  Ownership Interests..................................................  27
  5.5  Title to Properties..................................................  28
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  5.6  Other Agreements.....................................................  28
  5.7  Litigation...........................................................  28
  5.8  No Consents..........................................................  29
  5.9  Hazardous Materials..................................................  29
  5.10 Tax Returns..........................................................  29
  5.11 Financial Statements and Company Reports.............................  29
  5.12 Compliance with Law; Accuracy of Filings.............................  31
  5.13 ERISA................................................................  31
  5.14 [intentionally blank]................................................  32
  5.15 Licenses and Permits.................................................  32
  5.16 No Default...........................................................  32
  5.17 No Labor Disputes....................................................  32
  5.18 Margin Regulations...................................................  32
  5.19 Investment Company Act...............................................  32
  5.20 Disclosure...........................................................  32
  5.21 Existing Indebtedness................................................  33
  5.22 Absence of Changes...................................................  33
  5.23 Agreements; Action...................................................  34
  5.24 No Conflict of Interest..............................................  34
  5.25 Insurance............................................................  35

VI.  AFFIRMATIVE COVENANTS..................................................  35

  6.1  Financial Statements, Reports and Other Information..................  35
  6.2  Payment of Obligations...............................................  37
  6.3  Conduct of Business and Maintenance of Existence and Assets..........  37
  6.4  Compliance with Law; Payment of Taxes................................  38
  6.5  Insurance............................................................  38
  6.6  True Books...........................................................  38
  6.7  Inspection; Periodic Audits..........................................  38
  6.8  Further Assurances; Additional Documentation.........................  39
  6.9  [Intentionally blank]................................................  39
  6.10 Use of Proceeds......................................................  39
  6.11 Enforceability of and Compliance with Covenants in Loan Documents....  39

VII. NEGATIVE COVENANTS.....................................................  40

  7.1  Senior Indebtedness..................................................  40
  7.2  Net Interest Coverage Ratio..........................................  40
  7.3  Net Leverage Ratio...................................................  40
  7.4  Indebtedness.........................................................  40
  7.5  Liens................................................................  42
  7.6  Transfer of Assets...................................................  43
  7.7  Investments..........................................................  45
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                                      -ii-

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  7.8  [Intentionally Blank]................................................  46
  7.9  Dividends or Distributions...........................................  46
  7.10 Transactions with Affiliates.........................................  46
  7.11 Merger or Consolidation..............................................  47
  7.12 Fiscal Year..........................................................  47
  7.13 Dissolution..........................................................  48
  7.14 Use of Proceeds......................................................  48

VIII.EVENTS OF DEFAULT......................................................  48
IX.  SUBORDINATION..........................................................  49

  9.1  Subordination to Senior Indebtedness.................................  49
  9.2  Subordination upon Bankruptcy or Insolvency..........................  50
  9.3  Subordination upon Default or Acceleration of Senior Indebtedness....  52
  9.4  Lender's Rights and Remedies.........................................  55
  9.5  Subrogation to Rights of Senior Debt Holders.........................  56
  9.6  No Waiver of Subordination Provisions................................  56
  9.7  Reliance on Judicial Order...........................................  57
  9.8  Lender Entitled to Assume Payments Not Prohibited in Absence of
       Notice...............................................................  57
  9.9  Information as to Subordination......................................  58
  9.10 Effect of Failure to Pay Advances....................................  58
  9.11 Reliance.............................................................  58

X.      LENDER'S RIGHTS AND REMEDIES AFTER DEFAULT..........................  58

  10.1 Rights and Remedies..................................................  58
  10.2 Lender's Discretion..................................................  59
  10.3 Setoff...............................................................  59
  10.4 Rights and Remedies not Exclusive....................................  59

XI.  WAIVERS AND JUDICIAL PROCEEDINGS.......................................  59

  11.1 Waiver of Notice.....................................................  59
  11.2 Delay................................................................  59
  11.3 Jury Waiver..........................................................  59

XII. EFFECTIVE DATE AND TERMINATION.........................................  60

  12.1 Term.................................................................  60
  12.2 Termination..........................................................  60
  12.3 Survival.............................................................  60

XIII.MISCELLANEOUS..........................................................  61

  13.1 Governing Law; Process; Submission to Jurisdiction...................  61
  13.2 Entire Understanding.................................................  61
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  13.3 Successors and Assigns; Participations; New Lenders; Register........  62
  13.4 Application of Payments..............................................  63
  13.5 Indemnity............................................................  64
  13.6 Notice...............................................................  64
  13.7 Severability.........................................................  65
  13.8 Expenses.............................................................  65
  13.9 Captions.............................................................  66
  13.10 Counterparts........................................................  66

                                                                    Exhibit 10.7



                          SUBORDINATED CREDIT AGREEMENT

         THIS SUBORDINATED CREDIT AGREEMENT (the "Agreement"), dated as of November 6, 2000, is entered into by and between TOWN SPORTS INTERNATIONAL, INC., a New York corporation (the "Borrower"), and CAPITALSOURCE FINANCE LLC, a Delaware limited liability company (the "Lender").

         WHEREAS, the Borrower has requested that the Lender make available to the Borrower a credit facility (the "Credit Facility") in a maximum principal amount of up to Twenty-Two Million Five Hundred Thousand Dollars ($22,500,000), the proceeds of which shall be used by the Borrower for purposes related to the development by Borrower or any of its Subsidiaries of Fitness Club Facilities ("Fitness Club Facilities"), and for certain interest expenses hereunder as limited hereby; and

         WHEREAS, the Lender is willing to make the Credit Facility available to the Borrower upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Borrower and the Lender hereby agree as follows:

I.       DEFINITIONS

         1.1  GENERAL TERMS

              For purposes of this Agreement, in addition to the definitions set forth above, the following terms shall have the following meanings:

              "Acceleration" shall have the meaning set forth in Section 9.3(b)(ii) hereof.

              "Additional Indebtedness" shall have the meaning set forth in
Section 7.4(j) hereof.

              "Additional Stock" shall have the meaning set forth in Section 3.6 hereof.

              "Advance" shall mean a borrowing under the Credit Facility under
Article II hereof. Any amounts paid by the Lender on behalf of the Borrower shall be an Advance for purposes of this Agreement.

              "Affiliate" shall mean, as to any Person, any other Person (other than a Subsidiary) (a) which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person, (b) who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above or (c) which is the beneficial owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of five percent (5%) or more of any class of the outstanding voting stock or other voting equity interest of such Person. For purposes of this definition, the term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting stock, by contract or otherwise.

              "Authorized Officer" shall mean, with respect to Borrower, the President, the Chief Financial Officer, any Executive Vice President or such other officer or officers as Borrower may designate to the Lender in writing from time to time.

              "Bank" shall mean any lender from time to time that is party to the BTCo Credit Agreement.

              "Borrowing Notice" shall have the meaning set forth in Section 2.3 hereof.

              "BRS" shall mean Bruckmann, Rosser, Sherrill & Co., L.P., a limited partnership organized under --- the laws of the State of Delaware.

              "BRS Investors" shall have the meaning ascribed thereto in the Stockholders Agreement.

              "BTCo" shall mean Bankers Trust Company, a New York banking corporation.

              "BTCo Credit Agreement" shall mean the Credit Agreement, dated as of October 16, 1997, among the Borrower, the Banks from time to time party thereto and BTCo, as agent, as the same may be amended, modified, extended, renewed, restated, refinanced or restructured from time to time, and including any agreement extending the maturity of, refinancing or restructuring (including, not limited to, the inclusion of additional borrowers thereunder that are Subsidiaries of the Borrower) all or any portion of the indebtedness under such agreement or agreements or any successor agreement, whether by the same or different lender, group of lenders or agent.

              "BTCo Loan Documents" shall be the collective reference to the BTCo Credit Agreement, the promissory notes issued thereunder, the guaranties, security documents, factoring agreements, mortgages and other documents executed pursuant thereto or in connection therewith, as the same may be amended, modified, extended, renewed, restated, refinanced or restructured from time to time.

              "Business Day" shall mean any day which is not a Saturday, Sunday or a day on which commercial banks in New York are authorized or required by law to be closed.

              "Canterbury" shall mean Canterbury Mezzanine Capital, L.P., a Delaware limited partnership and, for purposes of the definition of Stockholders Agreement only, Cantebury Detroit Partners, L.P., a Delaware Limited Partnership.

              "Capitalized Lease Obligations" shall mean all obligations under Capital Leases of the Borrower or any of its Subsidiaries in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

              "Capital Leases" shall mean all leases which have been or should be capitalized in accordance with GAAP.

              "Cash Equivalents" shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (ii) U.S. dollar denominated time deposits, certificates of deposit and bankers' acceptances of (x) any Bank, (y) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (z) any bank (or the parent company of such bank) whose short-term commercial paper rating from Standard & Poor's Ratings Services ("S&P") is at least A-2 or the equivalent thereof or from Moody's Investors Service, Inc. ("Moody's") is at least P-2 or the equivalent thereof (any such bank, and "Approved Bank"), in each case with maturities of not more than six months from the date of acquisition, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any Bank or Approved Bank or by the parent company of any Bank or Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody's, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody's, as the case may be, and in each case maturing within six months after the date of acquisition and (v) investments in money market funds substantially all of whose assets are comprised of securities of the type described in clauses (i) through (iv) above.

              "Change of Control" shall mean any of the following events: (i) prior to a registered initial public offering of the Common Stock, (x) the Management Investors, BRS, the BRS Investors and their Permissible Transferees shall in the aggregate cease to own Common Stock representing more than 50% of the common voting equity interest in the Borrower's capital stock on a full-diluted basis assuming the exercise of all securities exercisable, convertible or exchangeable for or into common equity interests or (y) BRS, BRS Investors and the Permissible Transferees shall in the aggregate cease to own Common Stock representing at least 37-1/2% of the voting common equity interests in the Borrower's capital stock on a fully diluted basis assuming the exercise of all securities exercisable, convertible or exchangeable for or into common equity interest and (ii) after a registered initial public offering of the Common Stock, (x) the Management Investors, BRS, the BRS Investors and their Permissible Transferees shall cease to own Common Stock representing at least 33% of the common voting equity interest in the Borrower's capital stock on a full-diluted basis assuming the exercise of all securities exercisable, convertible or exchangeable for or into common equity interests, (y) BRS, BRS Investors and their Permissible Transferees shall in the aggregate cease to own Common Stock representing at least 20% of the common voting equity interests in the Borrower's capital stock on a fully diluted basis assuming the exercise of all securities exercisable, convertible or exchangeable for or into common equity interest or (z) any Person or group (as such term is used under the Exchange Act) of Persons, owns (beneficially or of record) a greater percentage than BRS, the BRS Investors and their Permissible Transferees of the common voting equity interest in the Borrower's capital stock, in each case, on a fully-diluted basis assuming the exercise of all securities exercisable, convertible or exchangeable for or into common equity interests.

              "Closing Date" shall mean the date as of which this Agreement shall have been executed and delivered by the Borrower and the Lender and on which all of the conditions precedent set forth in Section 4.1 hereof shall have been satisfied.

              "Common Stock" shall mean, collectively, the Class A Common Stock of the Borrower, par value $.001 per share, and the Class B Common Stock of the Borrower, par value $.001 per share.

              "Consolidated Club Membership" means, with respect to any period, the number of Customers at all Fitness Club Facilities operated by Borrower and its Subsidiaries, determined on a consolidated basis.

              "Consolidated EBIT" shall mean, for any period, (A) the sum of the amounts for such period of (i) Consolidated Net Income, (ii) provisions for cash taxes based on income, (iii) Consolidated Interest Expense, (iv) amortization or write-off of deferred financing costs to the extent deducted in determining Consolidated Net Income and (v) losses on sales of assets (excluding sales in the ordinary course of business) and other extraordinary or nonrecurring losses less (B) the amount for such period of gains on sales of assets (excluding sales in the ordinary course of business) and other extraordinary or nonrecurring gains, all as determined on a consolidated basis in accordance with GAAP.

                  "Consolidated EBITDAD" shall mean, for any period, the sum of the amounts for such period of (i) Consolidated EBIT, (ii) depreciation expense,
(iii) amortization expense, (iv) deferred rent expense and (v) without duplication, all other non-cash charges included in determining Consolidated Net Income during such period, all as determined on a consolidated basis in accordance with GAAP, provided that Consolidated EBITDAD shall include, on a pro forma basis for any period for the calculation thereof, EBITDAD of any Person or business acquired during such period for which the Borrower provides audited financial evidence thereof (or other evidence as may be approved by the Banks under the BTCo Credit Agreement), so long as for any calculation of Consolidated EBITDAD, (x) no more than 15% of such amount shall be included as a result of this proviso and (y) no more than $5 million shall be included as a result of this proviso.

                  "Consolidated Indebtedness" shall mean, as at any date of determination, the aggregate amount of all Indebtedness of the Borrower and its Subsidiaries on a consolidated basis.

                  "Consolidated Interest Expense" shall mean, for any period, total interest expense (including that attributable to Capital Leases in accordance with GAAP) of the Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries, including, without limitation, all capitalized interest, but excluding (x) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Rate Agreements and (y) Transaction Expenses.

                  "Consolidated Net Income" shall mean, for any period, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, provided that there shall be excluded (i) the income (or loss) of any Person (other than Subsidiaries of the Borrower) in which any other Person (other than the Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries by such Person during such period, (ii) except as limited by the definition of Consolidated EBITDAD, the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person's assets are acquired by the Borrower or any of its Subsidiaries, (iii) the income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) Transaction Expenses, (v) compensation expense resulting from the issuance of capital stock, stock options or stock appreciation rights issued to former or current employees, including officers, of the Borrower or any Subsidiary of the Borrower, or the exercise of such options or rights, in each case to the extent the obligation (if any) associated therewith is not expected to be settled by the payment of cash by the Borrower or any Affiliate of the Borrower and (vi) compensation expense resulting from the repurchase of capital stock, options and rights described in clause (v) of this definition of Consolidated Net Income.

              "Consolidated Net Interest Expense" shall mean, for any period, Consolidated Interest Expense for such period less consolidated interest income shown on the financial statements of the Borrower for such period.

              "Contingent Obligations" shall mean, as to any Person, any obligation of such Person guaranteeing or intending to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or
(ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof, provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonable anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

              "Credit Facility" shall have the meaning set forth in the second paragraph hereof.

              "Customer" shall mean each purchaser of a membership at any Fitness Club Facility of Borrower or any of its Subsidiaries pursuant to any contract or other arrangement with Borrower or any of its Subsidiaries.

              "Default" shall mean any event or condition which, with the giving of notice or lapse of time or both, would constitute an Event of Default hereunder.

              "Default Rate" shall have the meaning set forth in Section 2.5(c) hereof.

              "Dollar" and the sign "$" shall mean lawful money of the United States of America.

              "Eligible Transferee" shall mean and include a commercial bank, financial institution or other "accredited investor" (as defined by Regulation D of the Securities Act of 1933, as amended).

              "Environmental Laws" shall mean, collectively, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, as amended, the Clean Air Act, as amended, the Clean Water Act, as amended, any other "Superfund" or "Superlien" law and all other federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of Governmental Authorities with respect thereto.

              "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

              "Event of Default" shall mean the occurrence of any of the events set forth in Article VIII hereof.

              "Facility Cap" shall have the meaning set forth in Section 2.1 hereof.

              "Fair Valuation" shall mean, with respect to any Person, the determination of the value of the consolidated assets of such Person on the basis of the amount which may be realized within a reasonable time through collection or sale of such assets at market value on a going concern basis, conceiving the latter as the amount which could be obtained for the property in question within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions in an arm's length transaction.

              "Farallon" shall mean Farallon Capital Partners, L.P., a California limited partnership, Farallon Capital Institutional Partners, L.P., a California limited partnership, RR Capital Partners, L.P., a California limited partnership, and Farallon Capital Institutional Partners II, L.P.

              "Fitness Club Facilities" shall have the meaning set forth in the second paragraph hereof.

              "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time as applied by nationally recognized accounting firms.

              "Governmental Authority" shall mean any Federal, state, municipal, national or other governmental department, commission, board, bureau, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether of a state, territory or possession of the United States, the United States, a foreign governmental entity or the District of Columbia.

              "Hazardous Substances" shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyl's, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials as defined in and subject to regulation under any applicable Environmental Law.

              "Indebtedness" of any Person shall mean, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (iv) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such indebtedness has been assumed, (v) all Capitalized Lease Obligations of such Person, (vi) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vii) all net obligations of such Person under Interest Rate Agreements and (viii) all Contingent Obligations of such Person (other than Contingent Obligations arising from the guaranty by such Person of the obligations of the Borrower and/or its Subsidiaries to the extent such guaranteed obligations do not constitute Indebtedness), provided that Indebtedness shall not include trade payables, deferred revenue, taxes and accrued expenses, in each case arising in the ordinary course of business.

              "Initial Advance" shall have the meaning set forth in Section 4.1 hereof.

              "Intellectual Property" shall have the meaning set forth in
Section 7.6(c) hereof.

              "Interest Rate Agreement" shall mean any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or other similar agreement or arrangement designed to hedge the position of the Borrower or any Subsidiary with respect to interest rates.

              "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

              "Loan Documents" shall mean, collectively, this Agreement, the Note, the Stock Purchase Agreement, the Stockholders Agreement, the Registration Rights Agreement and all other agreements, documents, instruments, certificates, reports and financial statements heretofore or hereafter executed or delivered to the Lender in connection with the Advances made, issued or created under this Agreement, as the same may be amended, modified or supplemented from time to time.

              "Management Investors" shall mean the directors, executive officers and other senior management investors of the Borrower party to the Recapitalization Agreement or the Stockholders Agreement.

              "Material Adverse Effect" shall mean an event or occurrence that has or is reasonably likely to have a material adverse effect upon Borrower's operations, financial condition or business prospects.

              "Membership Retention Percentage" shall have the meaning set forth in Section 6.1(b) hereof.

              "Merger Sub" shall mean TSI Merger Sub, Inc., a New York corporation.

              "Net Interest Coverage Ratio" shall mean, for any Test Period, the ratio of (i) Consolidated EBITDAD for such Test Period to (ii) Consolidated Net Interest Expense for such Test Period.

              "Net Leverage Ratio" shall mean, at any date of determination, the ratio of (i) Consolidated Indebtedness on such date less cash and Cash Equivalents held by the Borrower and its Subsidiaries on such date to (ii) Consolidated EBITDAD for the Test Period most recently ended (taken as one accounting period).

              "Note" shall mean the promissory note of the Borrower evidencing the Advances, executed and delivered to the Lender pursuant to Section 4.1(a) hereof, dated the date hereof and otherwise in substantially the form of Exhibit A hereto, as such may be modified, amended or supplemented from time to time.

              "Obligations" shall mean the Borrower's obligations, Indebtedness and liabilities to the Lender of every kind, nature and description, direct or indirect, secured or unsecured, joint, several, joint and several, absolute or contingent, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, with respect to (a) the principal of and interest on the Advances, as evidenced by the Note, (b) the payment and performance of all other obligations, Indebtedness and liabilities of the Borrower to the Lender hereunder, under the other Loan Documents or with respect to the Advances and (c) all amounts paid or advanced by the Lender on behalf of or for the benefit of Borrower for any reason as permitted by this Agreement.

              "Officer's Certificate" shall have the meaning set forth in
Section 4.1(m) hereof.

              "Payment Blockage Period" shall have the meaning set forth in
Section 9.3(b)(i) hereof.

              "Payment Office" shall mean initially 1133 Connecticut Avenue, N.W., Suite 310, Washington, D.C.; thereafter, such other office of the Lender, if any, which it may designate by notice to the Borrower to be the Payment Office, in accordance with wiring instructions to be delivered by the Lender to the Borrower.

              "Permissible Transferees" shall mean (i) in the case of BRS or any BRS Investor, (A) any Affiliate of BRS (other than any corporation or other Person (except for any corporation or other Person engaged in a business similar, complementary or related to the nature or type of the business of the Borrower and its Subsidiaries) controlled by, or any investment fund managed by,
BRS), (B) any managing director, general partner, limited partner, director, officer or employee of BRS or any Affiliate thereof (collectively, "BRS Associates"), (C) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any BRS Associate and (D) any trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only a BRS Associate, his or her spouse, parents, siblings, or direct lineal descendants, and (ii) in the case of any Management Investor, (A) his or her executor, administrator, testamentary trustee, legatee or beneficiaries, (B) his or her spouse, parents, siblings, members of his or her immediate family (including adopted children) and/or direct lineal descendants or (C) a trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only the Management Investor, as the case may be, and his or her spouse, parents, siblings, members of his or her immediate family (including adopted children) and/or direct lineal descendants.

              "Permitted Encumbrances" shall mean, with respect to any Real Property, such exceptions to title as are set forth in the title insurance policy or title commitment with respect thereto.

              "Permitted Indebtedness" shall mean Indebtedness of Borrower and its Subsidiaries permitted under Section 7.4 hereof.

              "Permitted Liens" shall have the meaning set forth in Section 7.5 hereof.

              "Person" shall mean an individual, a partnership, a corporation, a limited liability company, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a governmental authority or any other entity of whatever nature.

              "Preferred Optionholders" shall mean the employees of the Borrower listed on Annex X to the BTCo Credit Agreement.

              "Real Property" of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

              "Recapitalization" shall mean the recapitalization of Town Sports International Inc. pursuant to and in accordance with the terms and conditions of the Recapitalization Documents.

              "Recapitalization Agreement" shall mean the Agreement and Plan of Merger, dated November 8, 1996, by and among the Borrower, the Stockholders and Merger Sub.

              "Recapitalization Documents" shall mean the Recapitalization Agreement and all other documents entered into or delivered in connection with the Recapitalization Agreement.

              "Recovery Event" shall mean the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable
(i) by reason of theft, loss, physical destruction or damage or any other similar event with respect to any property or asset of the Borrower or any of its Subsidiaries, or (ii) by reason of any condemnation, taking, seizing or similar event with respect to any property or assets of the Borrower or any of its Subsidiaries.

              "Registration Rights Agreement" shall mean the Registration Rights Agreement dated as of December 10, 1996 among the Borrower, Bruckmann, Rosser, Sherrill & Co., L.P., the individuals and entities listed on the BRS Co-Investor Signature Pages thereto, Farallon, Cantebury and certain stockholders of the Borrower listed on the Executive Signature Pages thereto, as amended, supplemented or otherwise modified from time to time.

              "Reserves" shall mean reserves for the Obligations then chargeable and any Obligations which, in the Lender's sole discretion to be exercised in good faith, may be chargeable to the Borrower's account during the Term, subject to the provisions hereof.

              "Rosewood" shall mean Rosewood Capital, L.P., a Delaware Limited Partnership.

              "SEC" shall mean the Securities and Exchange Commission.

              "SEC Filing" shall have the meaning set forth in Section 5.11(d) hereof.

              "Senior Debt Holders" shall mean, at any time, the holders of Senior Indebtedness at such time.

              "Senior Indebtedness" shall mean all Indebtedness and other obligations under or evidenced by the Senior Loan Documents and all obligations under Interest Rate Agreements, including, without limitation (in each case), all Indebtedness and obligations in respect of principal, premium, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy or other like proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is allowed as a claim under applicable law), reimbursement obligations under letters of credit, fees, expenses and indemnities (and guaranties of the foregoing obligations).

              "Senior Loan Documents" shall mean, collectively, the Senior Notes Documents and the BTCo Loan Documents.

              "Senior Notes" shall mean the Borrower's unsecured 9.75% Notes due December 16, 2004, as in effect on the Closing Date and any additional Notes issued thereafter to the extent permitted under Section 8.04(b)(y) of the BTCo Credit Agreement as the same may be amended, modified or supplemented from time to time.

              "Senior Notes Documents" shall mean the Senior Notes, and each of the other documents and agreements relating to the issuance by the Borrower of the Senior Notes, as in the effect of the Closing Date as the same may be amended, modified or supplemented from time to time.

              "Senior Notes Indenture" shall mean the Indenture, dated as of October 16, 1997, between the Borrower and the United States Trust Company of New York, as Trustee.

              "Stock" shall have the meaning set forth in Section 3.6 hereof.

              "Stock Purchase Agreement" shall mean the Stock Purchase Agreement, dated as of the date hereof, between the Lender and the Borrower.

                  "Stockholders" shall mean Coranda S.A., Gerarda de Orleans-Borbon and the Preferred Optionholders.

                  "Stockholders Agreement" shall mean the Amended and Restated Shareholders Agreement, dated as of November 13, 1998, among the Borrower, BRS, the BRS Investors named therein, Farallon, Canterbury, Rosewood and the Executives named therein, as amended, supplemented or otherwise modified from time to time.

                  "Subordinated Obligations" shall have the meaning set forth in
Section 9.1 hereof.

                  "Subsidiary" shall mean, as to any Person, any corporation or other entity in which more than fifty percent (50%) of all voting equity interests is owned directly or indirectly by such Person and/or by one or more of such Person's Subsidiaries.

                  "Subsidiary Guarantor" shall mean each Subsidiary of Borrower that is required to guaranty the obligations of the Borrower under the BTCo Credit Agreement.

                  "Suspension Notice" shall have the meaning set forth in
Section 9.3(b)(ii) hereof.

                  "Suspension Period" shall have the meaning set forth in
Section 9.3(b)(ii) hereof.

                  "Taxes" shall have the meaning set forth in Section 2.5(h)(i) hereof.

                  "Test Period" shall mean the four consecutive fiscal quarters of the Borrower then last ended (taken as one accounting period).

                  "Term" shall mean the period commencing on the Closing Date and ending on December 31, 2004.

                  "Termination Date" shall have the meaning set forth in Section
12.1 hereof.

                  "Third Party Offer" shall have the meaning set forth in
Section 7.4(j) hereof.

                  "Transaction Expenses" shall mean all fees and expenses incurred in connection with, payable prior to or in connection with the closing of, the Recapitalization and the transactions contemplated in connection with the Recapitalization Documents including the financing of the Recapitalization, and including all fees paid to the Lender hereunder and all fees paid in connection with the incurrence by the Borrower of any Indebtedness following the Recapitalization and the date hereof as permitted hereunder, fees paid to BRS or its Affiliates permitted hereunder, attorney's fees, accountants' fees, placement agents' fees, discounts and commissions and brokerage, and consultant fees. Transaction Expenses shall include the amortization of any such fees and expenses that are capitalized and not classified as an expense on the date incurred.

                   "UCC" shall mean the Uniform Commercial Code as in effect in the State of New York from time to time.

                  "Unused Line Fee" shall have the meaning set forth in Section
3.2 hereof.

                  "Wholly-Owned Domestic Subsidiary" shall mean each Wholly-Owned Subsidiary of the Borrower that is incorporated under the laws of the United States or any State thereof.

                  "Wholly-Owned Subsidiary" of any Person shall mean any Subsidiary of such Person to the extent all of the capital stock or other ownership interests in such Subsidiary, other than directors' qualifying shares, is owned directly or indirectly by such Person.


         1.2      ACCOUNTING TERMS

                  As used in this Agreement or in any certificate, report or other document made or delivered pursuant to this Agreement, all accounting terms not defined in Section 1.1 or elsewhere in this Agreement shall have the meanings given to such terms in and shall be interpreted in accordance with GAAP; provided, however, that if any change in GAAP or, if applicable, Regulation S-X promulgated pursuant to the Securities Act of 1933, as amended, in effect on the Closing Date shall result in a change in any calculation (or the meaning or effect of any calculation) required to determine compliance with any provision contained in this Agreement, the Borrower and the Lender will amend such provision in a manner to reflect such change such that the determination of compliance with such provision shall yield the same result as would have been obtained prior to such change in GAAP or Regulation S-X. Until any such amendment is entered into, all such covenants shall be calculated in accordance with GAAP or Regulation S-X, as applicable, as in effect immediately preceding such change.


         1.3      UNIFORM COMMERCIAL CODE TERMS

         All capitalized terms used herein and defined in the UCC shall have the meanings given therein unless otherwise defined herein.

II.      ADVANCES, PAYMENT AND INTEREST


         2.1      CREDIT FACILITY

                  Subject to the terms and conditions set forth in this Agreement, the Lender agrees to make Advances to the Borrower, from time to time during the Term, provided that the aggregate amount of all Advances at any one time outstanding shall not exceed Twenty-Two Million Five Hundred Thousand Dollars ($22,500,000) (the "Facility Cap"). This is not a revolving credit facility, and any repayment of any Advance made shall be applied to permanently reduce the Facility Cap.

         2.2      ADVANCES

                  Except as otherwise permitted by the Lender from time to time each Advance hereunder shall be in an amount of at least $100,000 or an integral multiple of $10,000 in excess thereof.

         2.3      PROCEDURES FOR BORROWING

                  As a condition to each Advance, Borrower shall deliver to Lender, prior to 11:00 a.m. (New York time) on any Business Day which is not less than (11) days prior to the date of such requested Advance (which date shall be a Business Day), or such shorter period of time as may be acceptable to the Lender, an irrevocable written notice substantially in the form of Exhibit C hereto (each, a "Borrowing Notice"), duly executed by an Authorized Officer of Borrower. Each Borrowing Notice shall be effective upon receipt by the Lender and shall (a) specify the amount of the requested Advance and the date that such Advance is to be made and (b) certify that each of the conditions set forth in
Section 4.2 hereof has been satisfied as of the date of such Borrowing Notice. Notwithstanding the foregoing, should any amount required to be paid hereunder or under any other Loan Document be unpaid, such amount may be paid by the Lender and the payment thereof shall be deemed a request for an Advance as of the date such payment is due.

         2.4      DISBURSEMENT OF ADVANCE PROCEEDS

                  All Advances shall be disbursed from whichever office or other place the Lender may designate from time to time and shall be charged to the Borrower's account on the Lender's books. The proceeds of each Advance requested by the Borrower under Section 2.3 hereof and made by the Lender shall be made available to the Borrower no later than 1:00 p.m. (New York time) on the day so requested in the applicable Borrowing Notice by crediting the Borrower's account in accordance with wire instructions to be provided to Lender at Closing. The proceeds of each Advance deemed to have been requested by the Borrower under the last sentence of Section 2.3 hereof shall be disbursed to the Lender in payment of the outstanding Obligations which are due and payable as of the date of such Advance.

         2.5      INTEREST; PAYMENTS

                  (a) Interest on outstanding Advances shall be due and payable in arrears on the first day of each month. Interest shall be computed monthly at a rate of thirteen percent (13%) per annum.

                  (b) Notwithstanding the foregoing (i) if the Lender, in its sole discretion, permits the Obligations to exceed the Facility Cap and such excess continues for a period of five (5) Business Days or more during any month following notice to the Borrower, then that portion of the Obligations that exceeds such limitations shall bear interest at the rate of fifteen percent (15%) per annum until paid, and (ii) if any interest payment or other payment due and payable hereunder is not received by Lender within five (5) Business Days of the day such payment is due and payable, then Borrower shall pay to the Lender a late charge equal to 15% of the amount of such interest or other payment not timely made.

                  (c) Upon the occurrence of an Event of Default and during the continuation thereof, the interest rate in effect at such time with respect to the Obligations shall be increased to a rate of fifteen percent (15%) per annum (the "Default Rate").

                  (d) Interest and fees under any subparagraph hereof shall be computed on the basis of a year of 360 days and calculated for the actual number of days elapsed in each interest calculation period.

                  (e) Up to three percent (3%) of the monthly interest charges set forth in subparagraph (a) may be paid through monthly Advances pursuant to
Section 2.3 hereof; provided, however, that in no event shall the aggregate amount of Advances applied to interest charges pursuant to this Section 2.5(e) exceed $2,500,000.

                  (f) Unless required to be sooner paid pursuant to this Agreement or any other Loan Documents, the principal amount of the Obligations shall be due and payable in full on the last day of the Term. The Obligations may be repaid or prepaid at any time, without penalty upon two (2) Business Days prior notice to Lender.

                  (g) All payments of principal, interest and other amounts payable hereunder, or under any of the other Loan Documents, shall be made to the Lender at the Payment Office not later than 1:00 p.m. (New York time) on the due date therefor in lawful money of the United States of America in immediately available funds. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day.

                  (h) (i) All payments made by the Borrower hereunder or under any other Loan Document will be made without setoff, counterclaim or other defense. Except as provided in Section 2.5(h)(ii) below, all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income or net profits of Lender pursuant to the laws of the jurisdiction in which it is organized or managed and controlled or the jurisdiction in which the principal office or applicable lending office of the Lender is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as "Taxes"). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts, if any, as may be necessary so that every payment of all amounts due under this Agreement or under any other Loan Document, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Loan Document. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrower agrees to reimburse Lender, upon the written request of Lender, for taxes imposed on or measured by the net income or net profits of Lender pursuant to the laws of the jurisdiction in which the principal office or applicable lending office of Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which the principal office or applicable lending office of Lender is located and for any withholding of taxes as Lender shall determine are payable by, or withheld from, Lender in respect of such amounts so paid to or on behalf of Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of Lender pursuant to this sentence. Borrower will furnish to Lender within 45 days after the date the payment of any Tax is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower. Borrower agrees to indemnify and hold harmless Lender, and reimburse Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by Lender.

                  (ii) If Lender should cease to be a United States person (as such term is defined in Section 7701(a)(30) of the Code), Lender agrees to deliver to Borrower, or in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 13.3, on the date of such assignment or transfer to such Lender, (A) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN or W-8ECI (or successor forms) certifying to such Lender's entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any other Loan Document, or (B) if the Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal

Revenue Service Form W-8BEN or W-8ECI pursuant to clause (A) above, two accurate and complete original signed copies of the appropriate Internal Revenue Service Form W-8 (or successor form) certifying to such Lender's entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any other Loan Document. In addition, each such Lender agrees that from time to time after the date hereof, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to Borrower two new accurate and complete original signed copies of Internal Revenue Service Form W-8BEN or W-8ECI, or appropriate Form W-8, as the case may be, and such other forms a may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from United States withholding tax with respect to payments under this Agreement and any other Loan Document, or it shall immediately notify the Borrower of its inability to deliver any such Form. Notwithstanding anything to the contrary contained in Section 2.5(h)(i), but subject to Section 13.3 and the immediately succeeding sentence, (x) Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Lender has not provided to Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) Borrower shall not be obligated pursuant to Section 2.5(h)(i) to gross-up payments to be made to a Lender in respect of income or similar taxes imposed by the United States if (I) such Lender is not a U.S. Person (defined as provide above) and has not provided to Borrower the Internal Revenue Service Forms required to be provided to Borrower pursuant to this Section 2.5(h)(ii) or (II) in the case of a payment, other than interest, to a Lender described in clause (B) above, to the extent that such Forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 2.5(h) and except as set forth in Section 13.3, Borrower agrees to pay additional amounts and to indemnify each Lender in the manner set forth in Section 2.5(h)(i) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the date hereof in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such Taxes, provided such Lender shall provide to Borrower, upon the request of Borrower, any reasonably available applicable IRS tax form (reasonably similar in its simplicity and lack of detail to the appropriate IRS Form W-8 necessary or appropriate for the exemption or reduction in the rate of such U.S. federal withholding tax.

                  (iii) If Borrower pays any additional amount under this
Section 2.5(h) to a Lender and such Lender determines in its sole discretion that it has actually received or realized in connection therewith any refund or any reduction of, or credit against, its tax liabilities in or with respect to the taxable year in which the additional amount is paid, such Lender shall pay to Borrower an amount that the Lender shall, in its sole discretion, determine is equal to the net benefit, after tax, which was obtained by the Lender in such year as a consequence of such refund, reduction or credit. Whether or not a Lender claims any refund or credit or files any amended tax return shall be in the sole discretion of such Lender. Nothing in this Section 2.5(h)(iii) shall require a Lender to (A) disclose or detail the basis of its calculation of the amount of any tax benefit or refund to Borrower or any other party or (B) disclose such Lender's tax returns.

                  (iv) Borrower hereby agrees to indemnify and hold the Lender, its directors, officers employees and agents harmless against any and all liability, expense, loss or claim of damage or injury (other than any such liability, expense, loss or claim of damage or injury resulting from the Lender's or such other party's gross negligence or willful misconduct) made against the Lender by Borrower or by any third party, arising from or incurred by reason of (A) handling Borrower's accounts, (B) relying on the instructions of any Authorized Officer of Borrower or (C) taking any other action hereunder.

         2.6      REPAYMENT OF EXCESS ADVANCES

                  Except as otherwise permitted by Section 2.5(b) hereof, the aggregate balance of Advances outstanding at any time in excess of the Facility Cap hereof shall be immediately due and payable by the Borrower without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred; provided, the Borrower's failure to pay any such excess Advances shall not constitute an Event of Default under Article VIII hereof unless such failure to pay continues after five (5) Business Days following written notice to the Borrower of such excess balance.

         2.7      NOTE; LENDER RECORDS

                  The Borrower's obligations with respect to the Advances shall be evidenced by the Note, which shall be executed by the Borrower in the face amount of the Facility Cap. The records of the Lender with respect to amounts outstanding under the Note shall be prima facie evidence of the amounts of Advances and of payments and other charges applicable thereto.

         2.8      ADDITIONAL PAYMENTS

                  Any sums expended by the Lender as a result of Borrower's failure to perform or comply with the Obligations may be charged to the Borrower's account as an Advance and added to the Obligations.

III.     FEES AND OTHER CHARGES; ALLOCATION OF PURCHASE PRICE


         3.1      COMMITMENT FEE

                  On the Closing Date, the Borrower shall pay to the Lender a commitment fee of 1% of the Facility Cap.

         3.2      UNUSED LINE FEE

                  An unused line fee (the "Unused Line Fee") shall be due and payable to the Lender by the Borrower on the last day of each month following the Closing Date in an amount equal to .083% per month of the difference derived by subtracting (a) the daily average of the aggregate Advances outstanding during such month from (b) the Facility Cap.

         3.3      [INTENTIONALLY BLANK]



         3.4      MAXIMUM CHARGES

                  In no event whatsoever shall interest and other charges hereunder exceed the highest rate permissible under law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that a court determines that the Lender has received interest and other charges hereunder in excess of the highest rate applicable hereto, such excess interest shall be first applied to any unpaid principal balance owed by the Borrower, and if the then remaining excess interest is greater than the previously unpaid principal balance, the Lender shall promptly refund such excess amount to the Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate.

         3.5      INCREASED COSTS; CHANGE OF LENDING OFFICE

                  (a) In the event that any applicable law, treaty or governmental regulation enacted after the date hereof, or any change in any applicable law, treaty or governmental regulation or in the interpretation or application thereof by a Governmental Authority, or compliance by the Lender with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

                  (i) subject the Lender to any tax of any kind whatsoever with respect to this Agreement or any Advance or change the basis of taxation of payments to the Lender of principal, fees, interest or any other amount payable hereunder or under any other Loan Document (except for changes in the rate of tax on the overall net income of the Lender by the jurisdiction in which it is organized or in which it maintains its principal office or applicable lending office);

                  (ii) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of the Lender, including, without limitation, pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

                  (iii) impose on the Lender any other condition with respect to this Agreement, any other Loan Document or any other Advances;

and the result of any of the foregoing is to increase the cost to the Lender of making, renewing or maintaining its Advances hereunder by an amount that the Lender deems to be material or to reduce the amount of any payment, whether of principal, interest or otherwise, in respect of any of the Advances by an amount that the Lender deems to be material, then the Borrower shall, as promptly as reasonably practicable, pay the Lender, upon its demand, such additional amount as will compensate the Lender for such additional cost or such reduction, as the case may be. The Lender shall use reasonable efforts to notify the Borrower promptly of any additional cost or reduction and shall certify the amount of such additional cost or reduction to the Borrower, and such certification shall be conclusive absent manifest error.

                  (b) The Lender agrees that, upon the occurrence of any event giving rise to the operations of Section 3.5(a) with respect to such Lender, it will use reasonable efforts to designate another lending office for any Obligations affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section.

         3.6      SALE AND PURCHASE OF STOCK

                   (a) As more fully described in the Stock Purchase Agreement, upon the earliest to occur of (i) the Initial Advance, (ii) the termination of this Agreement in accordance with its terms or (iii) the occurrence and continuation of any Event of Default (as defined herein) past any period for cure thereof specified herein, which Event of Default has not been waived by the Lender (such earliest day, the "Issue Date"), Borrower shall issue and sell to the Lender and the Lender shall purchase from Borrower, (i) 16,000 Shares of Borrower's Common Stock (the "Series A-1 Shares," and (ii) 7,000 Shares of Common Stock (the "Series A-2 Shares" and, together with the Series A-1 Shares, the "Shares"), at a purchase price of One Cent ($0.01) per Share; provided, that if the Issue Date is determined pursuant to (ii) above and such Issue Date is on or before November 30, 2002, Borrower shall issue and sell to the Lender and the Lender shall purchase from Borrower only the Series A-1 Shares at the purchase price therefor.

                   (b) In connection with the issuance of the Shares pursuant to clause (iii) of subsection (a) hereof, the Lender represents that as of the Closing Date it has no knowledge of the occurrence of any Event of Default or breach by Borrower of any representation, warranty or covenant set forth in this Agreement or any Loan Document executed and delivered by Borrower in connection herewith.


         3.7      ALLOCATION OF PURCHASE PRICE

                  Under both generally accepted accounting standards consistently applied and the regulations of the Internal Revenue Service, the issuance to Lender of the Note and the Shares for an aggregate purchase price equal to the aggregate principal amount of such Note being so purchased results in the creation of "original issue document" on such Note (which original issue discount may also be deemed to constitute the value of any Share issued in connection with the issuance of such Note), and such regulations require the determination of the value of any Share so delivered. Pursuant to generally accepted accounting principles consistently applied and applicable Treasury Regulations, upon the date of the Initial Advance, Borrower and the Lender shall agree to allocate the amount of such Advance between the Note, and the Shares, and that such allocation shall reflect the relative fair market values of the Note and the Shares as of their issue date. Borrower and Lender agree that (i) the fair market value of one share of the Series A-1 Shares as of the date hereof is $85 and (ii) such valuation will be used as a starting point to determine the fair market value of the Shares on their Issue Date. Borrower and Lender agree to recognize and adhere to the determinations and allocations of original issue discount and valuation of the Shares set forth therein for all federal and state income tax purposes. In the event of any proposed transfer of the Note by the Lender, the Lender shall, prior to such transfer, mark the Note with a legend pertaining to the original issue discount in the form required by Treasury regulation Section 1.1275-3(b)(1).


IV.      CONDITIONS PRECEDENT


         4.1      CONDITIONS TO INITIAL ADVANCE

                  The obligation of the Lender to make the initial Advance (the "Initial Advance") on or after the Closing Date is subject to the satisfaction, in the sole judgment of the Lender, of the following conditions precedent:

                  (a) the Lender shall have received this Agreement, the Note, the Stock, the Stock Purchase Agreement and the Registration Rights Agreement, each duly executed and delivered by an Authorized Officer of the Borrower;

                  (b) the Lender shall have received a copy of (i) the certificate of incorporation of Borrower, certified as of a recent date by the New York Secretary of State, (ii) the bylaws of Borrower, certified as of the Closing Date by the corporate secretary of Borrower, (iii) a certificate of good standing as to Borrower by the New York Secretary of State and by the Secretary of State of each other jurisdiction in which Borrower has an office or conducts business, and (iv) resolutions of the Board of Directors of Borrower authorizing the execution, delivery and performance of this Agreement and each of the other Loan Documents, certified by an Authorized Officer of Borrower as of the Closing Date;

                  (c) the Lender shall have received a certificate of the corporate secretary of Borrower, dated the Closing Date, as to the incumbency and signature of the officers of Borrower executing this Agreement and each of the other Loan Documents, together with evidence of the incumbency of such corporate secretary;

                  (d) the Lender shall have received the written legal opinion of Borrower's counsel, in form and substance satisfactory to the Lender and its counsel, which shall cover such matters incident to the transactions contemplated by this Agreement and the other Loan Documents as the Lender and its counsel may reasonably require;

                  (e) the Lender shall have received a certificate of the chief financial officer of the Borrower, in form and substance satisfactory to the Lender, certifying the solvency of the Borrower after giving effect to the transactions and the Indebtedness contemplated hereby and by the other Loan Documents and as to the Borrower's financial resources and its ability to meet its obligations and liabilities as they become due, to the effect that as of the Closing Date and after giving effect to such transactions and Indebtedness:

                  (i) the assets of the Borrower, at a fair valuation, exceed the total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of the Borrower;

                  (ii) current projections which are based on underlying assumptions which provide a reasonable basis for such projections and which reflect the Borrower's judgment based on present circumstances, the most likely set of conditions and the Borrower's most likely course of action for the period projected, demonstrate that the Borrower will have sufficient cash flow to enable it to pay its debts as they mature; and

                  (iii) the Borrower does not have an unreasonably small capital base with which to engage in its anticipated business;

                  (f) the Lender shall have completed examinations, the results of which shall be satisfactory in form and substance to the Lender, of the books and records of the Borrower;

                  (g) the Lender shall have received all fees payable to the Lender on or prior to the Closing Date pursuant to Article III hereof;

                  (h) the Lender shall have received a copy of the financial statements and projections of Borrower described in Section 5.11 hereof, each of which shall be satisfactory in all respects to the Lender;

                  (i) the Borrower shall have demonstrated to the Lender's satisfaction that (i) Borrower's operations comply, in all respects deemed material by the Lender, in its sole judgment, with all applicable federal, state, and local statutes and regulations, (ii) none of the Borrower's operations are the subject of any governmental investigation, evaluation or any remedial action which could result in any expenditure or liability deemed material by the Lender, in its sole judgment, and (iii) Borrower has no liability (whether contingent or otherwise other than under the Senior Loan Documents) that is deemed material by the Lender, in its sole judgment;

                  (j) the Lender shall have completed an examination of the terms and conditions of all obligations owed by the Borrower (both collectively and individually) to third parties and deemed material by the Lender, and the results of such examination shall be satisfactory to the Lender, in its sole judgment;

                  (k) Borrower shall have delivered to the Lender such Consents and Agreements, in form and substance satisfactory to the Lender, in its sole discretion, from such third parties as the Lender and its counsel shall determine are necessary or desirable with respect to claims against the Borrower, which Consents and Agreements shall provide, among other things, for such third parties' consent to the Loan Documents and the transactions contemplated hereby and thereby;

                  (l) Borrower shall have insured its properties and business in accordance with Section 6.5 hereof, and the Lender shall have received certified copies of all such insurance policies or certificates therefor confirming that such policies are in effect and that the premiums due and owing with respect thereto have been paid in full;

                  (m) Borrower shall have delivered to the Lender a certificate of an Authorized Officer demonstrating compliance with the financial covenants contained in Sections 7.1, 7.2 and 7.3 hereof as of the Closing Date; and

                  (n) all corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated hereby and by the other Loan Documents (including, but not limited to, those relating to Borrower's corporate and capital structure) shall be satisfactory in form and substance to the Lender and its counsel.

         4.2      CONDITIONS TO EACH ADVANCE

                  (a) The obligation of the Lender to make any Advance requested to be made or issued on any date (including, without limitation, the Initial Advance), is subject to the satisfaction, in the sole reasonable judgment of the Lender, of the following conditions precedent:

                  (i)      Lender shall have received a Borrowing Notice;

                  (ii) each of the representations and warranties made by Borrower in or pursuant to this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date;

                  (iii) Borrower shall not be in violation of any covenant hereunder;

                  (iv) no Default or Event of Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advance requested to be on such date;

                  (v) no Default or Event of Default under the Senior Loan Documents shall have occurred and be continuing on such date and there shall be no Payment Blockage Period, Suspension Period or Suspension Notice in effect.

                  (vi) immediately after giving effect to such Advance, the aggregate outstanding principal amount of Advances shall not exceed the Facility Cap;

                  (vii) there shall have occurred (i) no Material Adverse Effect in the operations, financial condition or business prospects of Borrower since September 30, 2000, (ii) no material adverse deviation from the financial projections of Borrower previously furnished to the Lender, (iii) no failure to maintain the Membership Retention Percentage at a level in excess of ninety percent (90%), or (iv) no event(s) which make it improbable that the Borrower will be able to observe or perform in all material respects any of the Obligations;

                  (viii) except as fully disclosed in the financial statements, projections or other reports previously delivered by the Borrower to the Lender, or as otherwise permitted hereunder, there shall be no liabilities or obligations (including, without limitation, pension liabilities, litigation, and post-retirement health care benefits) with respect to Borrower of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, would be material to the Borrower or its operations; and

                  (b) The delivery by Borrower of a Borrowing Notice shall constitute a representation and warranty by Borrower as of the date of such Advance that the conditions contained in this Section 4.2 have been satisfied.


V.       REPRESENTATIONS AND WARRANTIES


                  The Borrower represents and warrants, as of the date hereof and as of the date of each Advance (which representations and warranties shall survive the delivery of this Agreement and the making of the Advances), as follows:

         5.1      ORGANIZATION AND AUTHORITY

                  (a) Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

                  (b) Borrower (i) has all requisite power and authority to own its properties and assets and to carry on its business as now being conducted and as contemplated in the Loan Documents, and (ii) is duly qualified to do business in every jurisdiction in which failure so to qualify would be reasonably likely to have a Material Adverse Effect.

                  (c) Borrower has all requisite power and authority to execute, deliver and perform this Agreement and the other Loan Documents to which it is a party and to borrow hereunder.

                  (d) When executed and delivered, each of the Loan Documents will constitute the legal, valid and binding obligation of the Borrower, enforceable against Borrower in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors' rights generally and to the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or in equity).

         5.2      LOAN DOCUMENTS

                  The execution, delivery and performance by Borrower of each of the Loan Documents:

                  (a) have been duly authorized by all requisite corporate action (including any required shareholder approval) of Borrower for the lawful execution, delivery and performance thereof;

                  (b) do not violate any provisions of (i) applicable law, rule, regulation or tariff, (ii) any order of any court or other Governmental Authority binding on Borrower or any of its properties or (iii) the certificate of incorporation, the Stockholders Agreement or bylaws of Borrower or any other equivalent governing agreement;

                  (c) will not be in conflict with, result in a breach of or constitute an event of default, or an event which, with notice or lapse of time, or both, would constitute an event of default, under any indenture, agreement, or other instrument to which Borrower is a party, or by which the properties or assets of Borrower are bound, the effect of which would be reasonably likely to have a Material Adverse Effect; and

                  (d) will not result in the creation or imposition of any Lien of any nature whatsoever upon any of the properties or assets of Borrower.


         5.3      SUBSIDIARIES

                  As of the Closing Date, the Borrower has no Subsidiaries other than those Persons listed as Subsidiaries on Schedule 5.3, or as otherwise disclosed to Lender in writing. Schedule 5.3 states as of the date hereof the authorized and issued capitalization of each Subsidiary listed thereon, the number of shares or other equity interests of each class of capital stock or interest issued and outstanding of each such Subsidiary and the number and/or percentage of outstanding shares or other equity interest (including options, warrants and other rights to acquire any interest) of each such class of capital stock or equity interest owned by Borrower or by any such Subsidiary. The outstanding shares or other equity interests of each such Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and the Borrower and each such Subsidiary own beneficially and of record all the shares and other interests it is listed as owning on such Schedule 5.3, free and clear of any Lien.

         5.4      OWNERSHIP INTERESTS

                  Borrower neither owns a majority interest in nor participates as a greater than 50% partner in any joint venture, partnership or similar arrangements with, any Person other than the Persons listed on Schedule 5.3 or as otherwise permitted under this Agreement.


         5.5      TITLE TO PROPERTIES

                  Borrower has title to all of its personal properties, subject to no transfer restrictions or Liens of any kind, except for the restrictions described on Schedule 5.5 and Permitted Liens and except as would not have a Material Adverse Effect. Borrower is in compliance in all respects with each lease to which Borrower is a party or otherwise bound except as would not have a Material Adverse Effect. Borrower represents that it has no knowledge of any Lien or transfer restriction upon its personal properties other than Permitted Liens and those matters listed on Schedule 5.5, and specifically represents that it is aware of no tax or judgment lien that would have a Material Adverse Effect.


         5.6      OTHER AGREEMENTS

                  Borrower is not:

                  (a) a party to any judgment, order, decree or any agreement or instrument or subject to restrictions materially adversely affecting the ability of Borrower to observe the covenants and agreements contained herein or in any other Loan Document or to pay the Obligations; or

                  (b) in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which Borrower is a party, which default has, or if not remedied within any applicable grace period would reasonably be likely to have, a Material Adverse Effect, provided that any such default under the Senior Loan Documents shall not constitute an Event of Default hereunder.


         5.7      LITIGATION

                  Except as disclosed on Schedule 5.7, there is no action, suit, proceeding or investigation pending or, to Borrower's knowledge, currently threatened against Borrower that challenges the validity of this Agreement or the right of Borrower to enter into it or to deliver Stock as provided hereunder, or to consummate the transactions contemplated hereby or thereby, or that reasonably would be expected to result, either individually or in the aggregate, in any Material Adverse Effect. Borrower is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality that reasonably would be expected to have a Material Adverse Effect. There is no action, suit, proceeding or investigation by Borrower currently pending or which Borrower or any of its Subsidiaries intends to initiate, that would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.

         5.8      NO CONSENTS

                  Except as set forth on Schedule 5.8, neither the business or properties of the Borrower, nor any relationship between Borrower and any other Person, nor any circumstance in connection with the execution, delivery and performance of this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby, is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person on the part of Borrower as a condition to the execution, delivery and performance of, or consummation of the transactions contemplated by, this Agreement or the other Loan Documents by the Borrower.


         5.9      HAZARDOUS MATERIALS

                  Borrower is in compliance in all material respects with all applicable Environmental Laws, and Borrower has not been notified of any action, suit, proceeding or investigation which challenges Borrower's compliance with any Environmental Laws, or which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Hazardous Substance, and which individually or in the aggregate has caused or is reasonably likely to cause a Material Adverse Effect.

         5.10     TAX RETURNS

                  Borrower has filed all federal and other material tax returns and all reports which are required by law to be filed by it and has paid all material taxes, assessments, fees and other governmental charges that are due and payable as shown on said returns, except for those being contested in good faith and for which there is an adequate reserve. The provisions for taxes on the books of the Borrower are adequate for all years not closed by applicable statutes, and for its current fiscal year, and Borrower has no knowledge of any material deficiency or additional material assessment in connection therewith not provided for on its books.

         5.11     FINANCIAL STATEMENTS AND COMPANY REPORTS

                  (a) The Borrower has delivered to the Lender an audited consolidated balance sheet of Borrower and its Subsidiaries as of December 31, 1999, and the notes thereto, and the related consolidated statements of income, cash flows, and stockholders' equity for the fiscal year ended on such date, all accompanied by reports thereon containing opinions without qualification by PricewaterhouseCoopers LLP and an unaudited consolidated balance sheet of Borrower and its Subsidiaries as at September 30, 2000, and the related consolidated statements of income, cash flows and stockholders' equity for the fiscal quarter ended on such date, as certified by Borrower's chief financial officer. All such financial statements have been prepared in accordance with GAAP consistently applied (except to the extent provided in the notes to said financial statements and except for changes in application in which such accountants concur), and present fairly, in all material respects, the financial position of Borrower and its Subsidiaries at such dates and the results of their operations and the changes in their stockholders' equity for such periods, subject however, in the case of interim statements, to normal year end adjustments and the absence of footnotes. As of the Closing Date, and except as set forth on Schedule 5.11, (but for this purpose, assuming that the initial Advance and the other transactions contemplated by this Agreement and the other Loan Documents have occurred), since September 30, 2000, there has been no change in the condition, financial or otherwise, of the Borrower as shown on the consolidated balance sheet as of such date, except changes in the ordinary course of business, none of which individually or in the aggregate constitutes a Material Adverse Effect. As of the Closing Date, Borrower has no material liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) that are not either reflected or reserved against on the unaudited consolidated balance sheet of the Borrower as at September 30, 2000, or incurred in the ordinary course of the business of the Borrower subsequent to the date thereof.

                  (b) The cash flow projections of the Borrower and the pro forma balance sheet of Borrower and its Subsidiaries as of the Closing Date, copies of which have been delivered to the Lender, were prepared by the chief financial officer of Borrower, are based on underlying assumptions which the Borrower believes provide as of the Closing Date a reasonable basis for the projections contained therein and reflect Borrower's judgment as of the Closing Date, based on circumstances as of the Closing Date, of the most likely set of conditions and course of action for the period, it being recognized by the Lender that such projections and pro forma financial information are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results or pro forma financial information and that such differences may be material.

                  (c) On and as of the Closing Date and on the date on which each Advance is made, after giving effect to all Indebtedness (including the Obligations) of the Borrower and its Subsidiaries taken as a whole, (i) the sum of the assets, at a Fair Valuation, of the Borrower and its Subsidiaries taken as a whole will exceed its debts, (ii) the Borrower and its Subsidiaries taken as a whole has not incurred and does not intend to incur, and does not believe it will incur, debts beyond its ability to pay as such debts mature, and (iii) the Borrower and its Subsidiaries taken as a whole has sufficient capital with which to conduct its business. For purposes of this Section 5.11(c), "debt" means any liability on a claim, and "claim" means (i) the right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (ii) the right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

                  (d) Borrower has filed all forms, reports, registration statements and documents with the Securities and Exchange Commission ("SEC") required to be filed by it, and which, if not filed, would be likely to have a Material Adverse Effect, pursuant to the federal securities laws and the SEC rules and regulations thereunder, and all such forms, reports, registration statements and documents filed with the SEC (the "SEC Filings") have complied in all material respects with all applicable requirements of the federal securities laws and the SEC rules and regulations promulgated thereunder. As of their respective dates, the SEC Filings did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.


         5.12     COMPLIANCE WITH LAW; ACCURACY OF FILINGS

                  The Borrower is in compliance in all material respects with all laws, statutes, rules, regulations, ordinances and tariffs applicable to its business, assets and operations, and Borrower is not in violation of any order of any court, or other Governmental Authority or arbitration board or tribunal which individually or in the aggregate is likely to cause a Material Adverse Effect.

         5.13     ERISA

                  Borrower has not received any notice that it is not in full compliance with any of the requirements of ERISA, and the Borrower (a) has not engaged in any Prohibited Transactions as defined in Section 406 of ERISA and
Section 4975 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, (b) has not failed to meet all applicable minimum funding requirements under Section 302 of ERISA in respect of its plans and no funding requirements have been postponed or delayed, (c) has no knowledge of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any of the employee benefit plans, (d) has no fiduciary responsibility for investments with respect to any plan existing for the benefit of Persons other than its employees or former employees or (e) has not withdrawn, completely or partially, from any multi-employer pension plans so as to incur liability under the Multi-Employer Pension Plan Amendments of 1980, each of which matters set forth in the above clauses of this Section 5.13, individually or in the aggregate, has not caused or is not reasonably likely to cause a Material Adverse Effect. There exists no event described in Section 4043 of ERISA, excluding Subsections 4043(b)(2) and 4043(b)(3) thereof, for which the thirty (30) day notice period contained in 12 C.F.R. Section 2615.3 has not been waived.

         5.14     [INTENTIONALLY BLANK]


         5.15     LICENSES AND PERMITS

                  Except as disclosed on Schedule 5.15, Borrower (a) is in compliance with and (b) has procured and is now in possession of, all material licenses and permits required by any applicable federal, state or local law or regulation for the operation of its business in each jurisdiction wherein it is now conducting business and where the failure to procure such licenses or permits would have a Material Adverse Effect.

         5.16     NO DEFAULT

                  There does not exist any Default or Event of Default hereunder or under any other Loan Document.

         5.17     NO LABOR DISPUTES

                  Borrower is not involved in any labor dispute, and there are no strikes or walkouts or union organization of any employees of Borrower or any of its Subsidiaries threatened or in existence and no labor contract is scheduled to expire during the Term which individually or in the aggregate has caused or is reasonably likely to have a Material Adverse Effect.

         5.18     MARGIN REGULATIONS

                  Borrower is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for "purchasing" or "carrying" "margin stock" as defined in said Regulation U.

         5.19     INVESTMENT COMPANY ACT

                  Borrower is not an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such an "investment company."

         5.20     DISCLOSURE

                  No representation or warranty made by the Borrower in this Agreement or in any other Loan Document contains any untrue statement of material fact or omits to state any fact necessary to make the statements herein or therein not materially misleading. There is no fact known to Borrower which Borrower has not disclosed to the Lender in writing which would be reasonably likely to materially adversely affect the financial condition, operations, business or assets of the Borrower.

         5.21     EXISTING INDEBTEDNESS

                  Except for the Senior Indebtedness, and as set forth on
Schedule 5.21, and as otherwise permitted hereunder, Borrower has no outstanding Indebtedness nor is Borrower subject to any mortgage, note, indenture or guarantee evidencing Indebtedness of Borrower. Borrower has performed all obligations required to be performed by it prior to and including the date hereof in connection with such Indebtedness, and no event of default exists on the date hereof under the documents evidencing such Indebtedness which if not performed would reasonably be likely to have a Material Adverse Effect, provided that any such default in connection with the Senior Indebtedness shall not constitute an Event of Default hereunder.

         5.22     ABSENCE OF CHANGES

                  As of the Closing Date, and other than as set forth on
Schedule 5.22, there has not been since September 30, 2000:

                  (a) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the business, properties or financial condition of Borrower;

                  (b) any waiver or compromise by Borrower of a material debt owed to it, except in the ordinary course of business;

                  (c) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Borrower, except in the ordinary course of business;

                  (d) any material change to a material contract or agreement by which Borrower or any of its assets is bound or subject, except in the ordinary course of business;

                  (e) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder, except in the ordinary course of business and that is not material to the business, properties or financial condition of Borrower;

                  (f) any material resignation or termination of employment of any officer or key employee of Borrower; and Borrower is not aware of any impending resignation or termination of employment of any such officer or key employee;

                  (g) other than in connection with the creation of any additional Subsidiary Guarantors under the BTCo Credit Agreement, any material mortgage, pledge, transfer of a security interest in, or lien, created by Borrower, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

                  (h) any loans or guarantees made by Borrower to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

                  (i) any declaration, setting aside for payment or other distribution in respect to any of Borrower's capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Borrower;

                  (j) any declaration or payment of any dividend or other distribution of the assets of Borrower;

                  (k) to Borrower's knowledge, any other event or condition of any character that would reasonably be expected to materially and adversely affect the business, properties or financial condition of Borrower; or

                  (l) any arrangement or commitment by Borrower to do any of the things described in this Section 5.22.

         5.23     AGREEMENTS; ACTION

                  Except as contained in employment agreements entered in the ordinary course of business or as disclosed on Schedule 5.23 or as permitted by
Section 7.10 hereof, there are no material agreements, understandings or proposed transactions between Borrower and any of its officers, directors, affiliates, or any affiliate thereof.


         5.24     NO CONFLICT OF INTEREST

                  Except as permitted under this Agreement or as disclosed on
Schedule 5.24, Borrower is not indebted, directly or indirectly, to any of its officers or directors or to their respective spouses or children, in any amount whatsoever other than in connection with expenses or advances of expenses incurred in the ordinary course of business or relocation expenses of employees or any other ordinary course expenses or advances. Except as permitted under this Agreement, none of Borrower's officers or directors, or any members of their immediate families, are, directly or indirectly, indebted to Borrower (other than in connection with purchases of Borrower's stock) or to Borrower's knowledge have any direct or indirect ownership interest in any firm or corporation with which Borrower is affiliated or with which Borrower has a business relationship, or any firm or corporation which competes with Borrower except that officers, directors of Borrower may own stock in (but not exceeding two percent of the outstanding capital stock of) any publicly traded company that may compete with Borrower. Except as disclosed on Schedule
5.24 or as permitted under this Agreement, none of Borrower's officers or directors or any members of their immediate families are, directly or indirectly, a party to any material contract with Borrower, with the exception of employment-related agreements. Borrower is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation, except as disclosed on Schedule 5.24 or as permitted under this Agreement.

         5.25     INSURANCE

                  Borrower has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed and to conduct its business as currently conducted.


VI.      AFFIRMATIVE COVENANTS


                  The Borrower covenants and agrees, that it shall, until payment in full of the Obligations and termination of this Agreement:

         6.1      FINANCIAL STATEMENTS, REPORTS AND OTHER INFORMATION

                  (a) Furnish to the Lender, as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Borrower, consolidated financial statements of Borrower and its Subsidiaries consisting of an audited balance sheet, and the notes thereto, and the related audited statements of income, retained earnings and cash flows for such fiscal year, in each case setting forth comparative consolidated figures for the preceding fiscal year, and in the case of the audited consolidated financial statements a certificate of such auditors stating that they have obtained no knowledge of any Default or Event of Default which has occurred and is continuing or, if in the opinion of such auditors such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.

                  (b) During any time when the Credit Facility is not fully drawn, furnish to the Lender, as soon as available and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of the Borrower, (i) a report stating the Consolidated Club Membership on the last day of such fiscal quarter, together with a calculation showing the Consolidated Club Membership for such fiscal quarter as a percentage of the average Consolidated Club Membership for the preceding four fiscal quarters of Borrower (the "Membership Retention Percentage"), (ii) consolidated unaudited financial statements of Borrower and its Subsidiaries consisting of a balance sheet and the related statements of income, retained earnings and cash flows as at the end of and for such fiscal quarter and for the period from the beginning of the fiscal year to the end of such quarter, all prepared in accordance with GAAP applied on a basis consistent with prior periods, subject to normal year end adjustments and the absence of footnotes, accompanied by a certificate of the chief financial officer or controller of Borrower to the effect that (A) such financial statements present fairly in all material respects the financial position of Borrower and its Subsidiaries as at the end of such fiscal quarter and the results of their operations for such fiscal quarter in accordance with GAAP applied on a basis consistent with prior periods, subject to normal year end adjustments and the absence of footnotes,
(B) no Default or Event of Default has occurred during such fiscal quarter or, if any such Default or Event of Default has occurred and is continuing, specifying the nature thereof and the steps that the Borrower is taking to remedy such situation and (C) the Borrower is in compliance with Sections 7.2 and 7.3 hereof and showing the calculations of such financial covenants, and
(iii) a list of all of its existing Subsidiaries as at such quarterly report, specifically indicating any newly formed Subsidiary since the past reporting period hereunder.

                  (c) Furnish to the Lender, as soon as available and in any event within thirty (30) days after the end of each monthly accounting period of each fiscal year (other than the last monthly accounting period for such fiscal year), monthly reports of Borrower and its Subsidiaries consisting of a consolidated balance sheet and the related consolidated statements of income, retained earnings and cash flows for such monthly accounting periods, setting forth comparative figures for the corresponding period of the previous year, and accompanied by a certificate of the chief financial officer of Borrower to the effect that (i) such financial statements present fairly in all material respects the financial position of Borrower and its Subsidiaries as at the end of such month and the results of their operations for such month, (ii) no Default or Event of Default has occurred during such month or, if any such Default or Event of Default has occurred and is continuing, specifying the nature thereof and the steps that the Borrower is taking to remedy such situation, and (iii) on a monthly basis with respect to the covenants of Section
7.3 and on a quarterly basis with respect to the covenants of Section 7.2, the Borrower is in compliance with such Sections 7.2 and 7.3 hereof, showing, in each case, the calculations of such financial covenant.

                  (d) Furnish to the Lender as soon as available, and in any event within ten (10) days after the issuance thereof, copies of such financial statements (other than those required to be delivered pursuant to this Section 6.1), reports and returns as Borrower shall send to its stockholders; provided, however, that, for purposes of meeting the requirements of this Section 6.1(d), Borrower shall only be required to deliver such reports and returns which are of a nature which are typically delivered to stockholders.

                  (e) Promptly notify the Lender in writing of any pending or threatened litigation, suit or administrative proceeding affecting Borrower, whether or not the claim is covered by insurance, which reasonably is likely to materially and adversely affect the business, assets, operations or financial condition of Borrower.

                  (f) Promptly, and in any event within three (3) Business Days after the Borrower obtains knowledge thereof, notify the Lender of the occurrence of any event which constitutes a Default or an Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto.

                  (g) Promptly notify the Lender in writing as soon as practical and, in any event, not later than three (3) days in advance of any permanent shutdown of a Fitness Club Facility.

                  (h) Furnish to the Lender on January 1, 2001, and (y) not more than thirty (30) days after the commencement of each fiscal year of the Borrower thereafter, a month by month projected operating budget and cash flow of the Borrower for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter). All projections delivered pursuant to this Section 6.1(h) shall have been prepared on a basis consistent with past budgets and financial statements.

                  (i) Furnish to the Lender such additional information as the Lender may reasonably request from time to time.

         6.2      PAYMENT OF OBLIGATIONS

                  Make full and timely payment of the principal of and interest on the Advances and all other Obligations.

         6.3      CONDUCT OF BUSINESS AND MAINTENANCE OF EXISTENCE AND ASSETS

                  (a) Conduct its business in accordance with good business practices customary to the industry, and engage principally in the same or similar lines of business substantially as heretofore conducted, and maintain all of its material properties and equipment used or useful in its business in good working order and condition (normal wear and tear excepted and except as may be disposed of in the ordinary course of business and in accordance with the terms of this Agreement), including, without limitation, all material Intellectual Property.

                  (b) Keep in full force and effect its existence and all material rights, licenses, leases, powers, franchises and permits, and maintain its license or qualification to do business as a foreign corporation and good standing in each jurisdiction in which the ownership or lease of property or the nature of its business makes such license or qualification necessary and failure to maintain such license or qualification would be reasonably likely to have a Material Adverse Effect.

         6.4      COMPLIANCE WITH LAW; PAYMENT OF TAXES

                  Comply with all applicable laws, statutes, rules, regulations, ordinances and tariffs of any applicable Governmental Authority with respect to the conduct of its business except for such noncompliance as would not have a Material Adverse Effect, and pay all taxes, assessments, governmental charges, claims for labor, supplies, rent and any other obligation or liability which, if unpaid, might become a Lien against any of its properties not otherwise permitted pursuant to Section 7.5, except liabilities being contested in good faith and against which adequate reserves have been established.

         6.5      INSURANCE

                  Keep all of its insurable, material properties adequately insured in all material respects at all times against loss or damage by fire and other hazards as are customarily insured against by businesses engaging in activities similar to those of the Borrower or owning assets similar to those of the Borrower; maintain general public liability insurance at all times against liability on account of damage to persons and property having such limits, deductibles, exclusions and co-insurance and other provisions as are customary in Borrower's industry for similarly situated companies, and maintain insurance under and as required by all applicable workers' compensation laws. Borrower agrees to give Lender a copy of any written notice relating to insurance given or required to be given to BTCo pursuant to the BTCo Loan Documents.

         6.6      TRUE BOOKS

                  Keep true books of record and account in accordance with commercially reasonable business practices in which full, true and correct entries are made of all of its dealings and transactions in all material respects, and set up and maintain on its books such reserves as may be required by GAAP with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its business in general, and include such reserves in its quarterly as well as year end financial statements.

         6.7      INSPECTION; PERIODIC AUDITS

                  Permit the representatives of the Lender, at the expense of the Borrower, to visit and inspect any of the offices or properties of Borrower to examine or audit all of their books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their affairs, finances and accounts with their officers and independent public accountants (and by this provision Borrower authorizes said accountants to discuss the affairs, finances and accounts of Borrower), during normal business hours, upon reasonable notice to an

Authorized Officer and as often as reasonably may be requested. Without limiting the foregoing, Borrower shall pay such fees as may be determined by Lender in its discretion in connection with an audit of Borrower or its Subsidiaries which may be conducted by or on behalf of Lender not more than once per year, except that after the occurrence and during the continuation of an Event of Default such limitation upon audits shall not apply.

         6.8      FURTHER ASSURANCES; ADDITIONAL DOCUMENTATION

                  (a) At its cost and expense, duly execute and deliver to the Lender from time to time, promptly, but in no event later than twenty (20) days after the Lender's demand therefor, such further agreements, statements, assignments and transfers, or instructions or documents and such other instruments as the Lender reasonably may request, in order that the full intent of this Agreement and the other Loan Documents may be effectuated.

                  (b) Execute any and all documents, instruments and agreements as Lender may request, subject to such consents as may be required under the Senior Loan Documents, in order to effect a refinancing of the Loans hereunder with Lender or with an Affiliate of Lender, on substantially the same terms (and on the same economic terms) as are set forth herein and at no cost, fee or expense to Borrower.

         6.9      [INTENTIONALLY BLANK]

         6.10     USE OF PROCEEDS

                  Use the proceeds of the Advances for purposes related to the development by the Borrower or any of its Subsidiaries of Fitness Club Facilities and for certain interest expenditures related thereto, and for interest expenses, as limited herein, in connection with the Credit Facility expenditures.

         6.11     ENFORCEABILITY OF AND COMPLIANCE WITH COVENANTS IN LOAN
                  DOCUMENTS

                  Take all necessary and appropriate actions at the request of the Lender to ensure that (i) each other Loan Document is and remains enforceable against the parties thereto (other than the Lender) in accordance with its terms and (ii) Borrower complies with each of its covenants in each Loan Document in all material respects.

VII.     NEGATIVE COVENANTS

                  Until payment in full of the Obligations and termination of this Agreement, the Borrower agrees as follows:

         7.1      SENIOR INDEBTEDNESS

                  The Borrower shall not permit the aggregate principal amount of the Senior Indebtedness at any time outstanding to exceed $250,000,000.

         7.2      NET INTEREST COVERAGE RATIO

                  The Borrower shall not permit the Net Interest Coverage Ratio for any Test Period ending on a date set forth below to be less than the ratio set forth opposite such date:

                  Date                                                                  Ratio
                  ----                                                                  -----
                  December 31, 2000                                                     2.16:1

                  March 31, 2001                                                        2.16:1

                  The Last Day of Each Fiscal Quarter Thereafter                        2.25:1


         7.3      NET LEVERAGE RATIO

                  The Borrower shall not permit the Net Leverage Ratio on the last day of any calendar month which day occurs during a period set forth below to be greater than the ratio set forth opposite such period below:

                  Period                                                                Ratio
                  ------                                                                -----
                  Fiscal quarter ending December 31, 2000                               4.24:1

                  Fiscal quarter ending March 31, 2001                                  4.18:1

                  Each Fiscal Quarter Thereafter                                        4.13:1


         7.4      INDEBTEDNESS

                  The Borrower shall not create, incur, assume or suffer to exist any Indebtedness of Borrower, howsoever evidenced, except the following (collectively, "Permitted Indebtedness"):

                  (a) Indebtedness under this Agreement and the other Loan Documents,

                  (b) Indebtedness of the Borrower and the Subsidiary Guarantors incurred under the Senior Loan Documents;

                  (c) any other Indebtedness existing as of the date hereof and set forth on Schedule 5.21;

                  (d) Capitalized Lease Obligations of the Borrower and its Subsidiaries incurred by the Borrower or any of its Subsidiaries after the Closing Date and Indebtedness incurred pursuant to purchase money mortgages permitted by Section 7.5(i); provided that the aggregate amount of Indebtedness incurred pursuant to this clause (d) shall not exceed $17,500,000 at any time outstanding;

                  (e) Indebtedness in connection with advances made by a stockholder of Borrower in order to cure any default of the covenants set forth in Sections 7.1, 7.2 and 7.3 hereof (or any analogous covenants under the BTCo Credit Agreement); provided, however, that such Indebtedness described in this
Section 7.4(e) shall be on an unsecured basis and shall be subordinated to all Obligations due and to become due, as well as all of the rights of the Lender on terms and conditions satisfactory to the Lender;

                  (f) Intercompany Indebtedness by and among the Borrower and its Subsidiaries or by and among such Subsidiaries.

                  (g) Indebtedness under Interest Rate Agreements relating to Indebtedness otherwise permitted under this Section 7.4;

                  (h) Indebtedness consisting of guaranties by the Borrower of leases permitted to be incurred by Wholly-Owned Subsidiaries;

                  (i) Contingent Obligations of the Borrower or any Subsidiary with respect to Indebtedness and lease obligations of the Borrower or any Subsidiary otherwise permitted under this Agreement; and


                  (j) Additional Indebtedness of the Borrower and its Subsidiaries not to exceed an aggregate outstanding principal amount of $10,000,000 ("Additional Indebtedness"), provided that Borrower first offers to Lender an opportunity to finance such Additional Indebtedness by either (i) delivering to Lender a notice of its intention to borrow, together with any commitment letter or other writing evidencing an offer of such financing from a lender ("Third-Party Offer"), or (ii) delivering to Lender a request to borrow from Lender upon the same economic terms and conditions as are set forth herein, in each case, at least thirty (30) calendar days in advance of the date Borrower intends to borrow. The Lender shall have fifteen (15) Business Days from the date of such notice or request to notify Borrower that the Lender is willing to extend financing on substantially the same terms and conditions as set forth in the Third-Party Offer or herein, as the case may be. In the event the Lender does not provide such notice within the time period stated herein, Borrower shall be free to accept the Third-Party Offer or otherwise to undertake such Additional Indebtedness during the ninety (90) calendar days following Lender's refusal to provide such Additional Indebtedness. If Borrower fails to enter into definitive documents evidencing such Additional Indebtedness within such ninety (90) calendar days, Borrower will continue to be subject to this Section 7.4(j).

         7.5      LIENS

                  The Borrower shall not create, incur or suffer to exist any Lien upon or against any of its property or assets now owned or hereafter acquired, except the following (collectively, "Permitted Liens"):

                  (a) Liens existing as of the date hereof or otherwise permitted under the BTCo Loan Documents;

                  (b) Liens imposed by law for taxes, assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

                  (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law or created in the ordinary course of business from the date of creation thereof for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

                  (d) Liens incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness for borrowed money), statutory obligations, and other similar obligations or arising as a result of progress payments under government contracts;

                  (e) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and zoning and other restrictions, charges or encumbrances (whether or not recorded), which do not interfere materially with the ordinary conduct of the business of Borrower and which do not materially detract from the value of the property to which they attach or materially impair the use thereof to Borrower;

                  (f) Liens arising from UCC financing statements regarding leases permitted by this Agreement;

                  (g) purchase money Liens securing payables arising from the purchase by the Borrower or any of its Subsidiaries of any equipment or goods in the normal course of business; provided that such payables shall not constitute Indebtedness;

                  (h) any interest or title of a lessor under any lease permitted by this Agreement;

                  (i) Liens arising pursuant to purchase money mortgages relating to, or security interests securing Indebtedness representing, the purchase price or financing thereof of assets acquired by the Borrower or any of its Subsidiaries after the Closing Date and Liens created pursuant to Capital Leases to the extent permitted by Section 7.4(d); provided that any such Liens attach only to the assets so acquired and that all Indebtedness secured by Liens created pursuant to this clause (i) shall not exceed the amount permitted pursuant to Section 7.4(d) at any time outstanding;

                  (j) Permitted Encumbrances;

                  (k) Judgment Liens not giving rise to an Event of Default;

                  (l) Leases, subleases or licenses granted to others that are not necessary in any material respect to the business of Borrower or any of its Subsidiaries; and

                  (m) Liens securing Indebtedness not in excess of $250,000 at any time outstanding.


         7.6      TRANSFER OF ASSETS

                  The Borrower shall not sell, lease, transfer or otherwise dispose of any interest in any Subsidiary except as otherwise permitted hereunder or any other properties or assets (other than inventory or obsolete equipment or excess equipment no longer needed in the conduct of the business in the ordinary course of business), or agree to do any of the foregoing at any future time, except that the following shall be permitted:

                  (a) the investments, acquisitions and transfers or dispositions of properties permitted pursuant to Section 7.7;


                  (b) the Borrower and its Subsidiaries may lease (as lessee) real or personal property in the ordinary course of business (so long as such lease does not create a Capitalized Lease Obligation not otherwise permitted by
Section 7.4(d));

                  (c) licenses or sublicenses by the Borrower and its Subsidiaries of software, customer lists, trademarks, service marks, patents, trade names and copyrights and other intellectual property ("Intellectual Property") in the ordinary course of business, provided, that such licenses or sublicenses shall not interfere with the business of the Borrower or any such Subsidiary;

                  (d) other sales or dispositions of assets in the ordinary course of business (other than assets disposed of in connection with a Recovery Event as permitted hereby), provided, that (x) the aggregate net cash proceeds received from all such sales and dispositions shall not exceed $4,000,000 in any fiscal year of the Borrower, (y) each such sale shall be in an amount at least equal to the fair market value thereof (as determined in good faith by the Borrower) and (z) the net cash proceeds therefrom shall be applied to repay Senior Indebtedness as set forth in and required by the BTCo Credit Agreement and the Senior Notes Documents, and/or shall be reinvested in assets used in the business of the Borrower and its Subsidiaries within 365 days after the date of such sale;

                  (e) other sales or dispositions of assets (or similar transactions) in each case to the extent the Lender has consented in writing thereto and subject to such conditions as may be set forth in such consent;

                  (f) the Borrower and its Subsidiaries may dispose of assets in connection with equipment trade-in/trade-up transactions;

                  (g) the Borrower and its Subsidiaries may, in the ordinary course of business, sell, transfer or otherwise dispose of patents, trademarks, service marks, trade names and copyrights which, in the reasonable judgment of the Borrower or such Subsidiary, are determined to be uneconomical, negligible or obsolete in the conduct of its business;

                  (h) any Subsidiary of the Borrower may transfer assets to the Borrower or to a Subsidiary that is a Wholly-Owned Domestic Subsidiary of the Borrower;

                  (i) other sales or dispositions of assets (or similar transactions) for fair market value (as determined in good faith by the board of directors of the Borrower or the applicable Subsidiary) the proceeds of which are applied to permanently repay Senior Indebtedness (and, in the case of any such repayment of Senior Indebtedness consisting of revolving loans, to permanently reduce commitments to lend under such Senior Indebtedness in an aggregate amount equal to such repayment); and/or for reinvestment as authorized under Section 7.6(a) or (d) above.

         7.7      INVESTMENTS

                  The Borrower shall not purchase, own, invest in or otherwise acquire, directly or indirectly, obligations or stock of, or any other interest in, or all or substantially all of the assets of any Person or make or permit to exist any loans or advances to any Person, except that the following shall be permitted:

                  (a) investments made by the Borrower or any of its Subsidiaries in those partnerships and managed entities listed on Schedule 7.7 (the "Existing Ventures") (including the purchase of the interests held by third parties in the Existing Ventures) in an aggregate principal amount not to exceed $6,000,000 and reinvestment in Existing Ventures by the Borrower or any of its Subsidiaries of any capital returned to the Borrower or any of its Subsidiaries as a result of its interests in such Existing Ventures;

                  (b) the Borrower and its Subsidiaries may acquire and hold receivables owing to them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

                  (c) the intercompany Indebtedness described in Section 7.4(f);

                  (d) investments made by the Borrower in Subsidiaries that are, or after giving effect thereto will become, Wholly-Owned Subsidiaries, together with investments in all or substantially all of the assets of a Person, including of a business division or line, but only to the extent that such assets will become assets of Borrower or Wholly-Owned Subsidiary of Borrower;

                  (e) loans and advances to employees in the ordinary course of business in an aggregate amount not to exceed $200,000 at any time outstanding;

                  (f) the Borrower and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

                  (g) Interest Rate Agreements permitted by Section 7.4(g);

                  (h) the Borrower and its Subsidiaries may hold non-cash consideration acquired in accordance with Section 7.6(d) and (i);

                  (i) the Borrower may repurchase stock and certain options to the extent permitted by Section 7.9(b) and (c); and

                  (j) investments made by the Borrower and its Subsidiaries in the form of Capital Expenditures.

         7.8      [INTENTIONALLY BLANK]

         7.9      DIVIDENDS OR DISTRIBUTIONS

                  The Borrower shall not declare, pay or make any dividend or distribution on any shares of capital stock of Borrower (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock), apply any of its funds, property or assets to the purchase, redemption or other retirement of any capital stock of the Borrower, or of any options to purchase or acquire any such shares of capital stock or otherwise make any payments to any stockholder of Borrower, in its capacity as such, except that:

                  (a) any Subsidiary of the Borrower may pay cash dividends to the Borrower or to another Subsidiary of the Borrower;

                  (b) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may redeem or repurchase for cash, at fair value, the capital stock of the Borrower (or options to purchase such capital stock) from any employee of the Borrower or any of its Subsidiaries upon the death, disability, retirement or other termination of such employee; provided that all such repurchases under this clause (ii) shall not exceed, in the aggregate, $2,500,000 (increased by the amount of proceeds received by the Borrower in connection with the issuance of capital stock to directors or employees of the Borrower and its Subsidiaries after the Closing
Date); provided, further, that the Borrower may effect such repurchase without regard to the dollar limitations set forth above solely with the proceeds of key man life insurance obtained for the purpose of making such repurchases; and

                  (c) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may repurchase options of the Preferred Optionholders, provided that no net cash is used by the Borrower in connection therewith.

         7.10     TRANSACTIONS WITH AFFILIATES

                  The Borrower shall not purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction with, any Affiliate, except transactions entered into in the ordinary course of business, which are on an arm's-length basis on terms not less favorable than terms which would have been obtainable from a Person other than an Affiliate; provided, that the foregoing restrictions shall not apply to:

                  (a) advances to employees of the Borrower and its Subsidiaries to the extent permitted by Section 7.7(e),

                  (b) annual management fees to be paid to an Affiliate of BRS not to exceed $500,000 in any fiscal year,

                  (c) Dividends permitted under Section 7.9,

                  (d) transactions between the Borrower and its Subsidiaries to the extent otherwise expressly permitted under this Agreement,

                  (e) employment arrangements (including arrangements made with respect to bonuses) entered into in the ordinary course of business with members of the Board of Directors of the Borrower and of its Subsidiaries,

                  (f) transactions between the Borrower and the Lender in effect on the Closing Date (including pursuant to the Stock Purchase Agreement, the Registration Rights Agreement and the Stockholders Agreement),

                  (g) the Stockholders Agreement, and

                  (h) payments to the Senior Debt Holders pursuant to the Senior Loan Documents and the Senior Notes or any other agreements relating to Senior Indebtedness.

         7.11     MERGER OR CONSOLIDATION

                  The Borrower shall not consolidate with or merge into any other Person, or permit any other Person to merge into it, except that the following shall be permitted:

                  (a) any Subsidiary of Borrower may be merged or consolidated with or into, or be liquidated into, the Borrower or a Wholly-Owned Domestic Subsidiary of the Borrower (so long as the Borrower or such Wholly-Owned Domestic Subsidiary, as the case may be, is the surviving corporation);

                  (b) any Subsidiary of the Borrower may be liquidated into the Borrower or into another Wholly-Owned Domestic Subsidiary of the Borrower; and

                  (c) mergers to effect investments otherwise permitted under
Section 7.7(d).


         7.12     FISCAL YEAR

                  The Borrower shall not change its fiscal year unless the Borrower demonstrates compliance with the covenants contained herein for both the fiscal year in effect prior to any change and the new fiscal year period by delivery to the Lender of appropriate interim and annual pro forma historical and current compliance certificates for such periods and such other information as the Lender may reasonably request.

         7.13     DISSOLUTION

                  The Borrower shall not wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking any such winding up, liquidation or dissolution, except as permitted by Section 7.11 hereof.

         7.14     USE OF PROCEEDS

                  The Borrower shall not use any proceeds of any Advance for "purchasing" or "carrying" "margin stock" as defined in Regulation U of the Board of Governors of the Federal Reserve System.

VIII.    EVENTS OF DEFAULT

         The occurrence of any one or more of the following shall constitute an "Event of Default:"

                  (a) failure by Borrower to pay any principal of or interest on the Obligations within five (5) Business Days of the date when due (whether on any installment payment date, at maturity, by reason of acceleration, by notice of intention to prepay, by required prepayment or otherwise) or failure to make any other payment, fee or charge provided for herein or in any other Loan Document within thirty (30) Business Days of the date when due;

                  (b) any representation or warranty made or deemed made by Borrower in this Agreement or in any other Loan Document, excluding the Stock Purchase Agreement, the Stockholders Agreement and the Registration Rights Agreement, shall prove to have been false or misleading in any material respect on the date when made or deemed to have been made;

                  (c) any failure by Borrower to perform, observe or comply with any covenant set forth in the Loan Documents and such failure shall continue unremedied for a period of at least forty-five (45) days after written notice by the Lender to the Borrower;

                  (d) one or more judgments or decrees is rendered against Borrower or any of its Subsidiaries for an amount in excess of $2,500,000 in the case of any one such judgment or decree, and $5,600,000 or more in the aggregate for all such judgements and decrees for Borrower and its Subsidiaries (in each case, not paid or to the extent not covered by insurance), which are not satisfied, vacated, stayed, bonded pending appeal or discharged of record within sixty (60) days of the entry thereof;

                  (e) any Indebtedness in excess of $6,000,000, including but not limited to the Senior Indebtedness, of Borrower or any of its Subsidiaries shall be accelerated or declared to be due and payable prior to the final stated maturity thereof;

                  (f) Borrower or any of its Subsidiaries files a petition under any insolvency statute, makes a general assignment for the benefit of its creditors, commences a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property, or files a petition or answer seeking reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute;

                  (g) a court of competent jurisdiction shall enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of Borrower or any of its Subsidiaries or of the whole or any substantial part of its properties and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days, or shall approve a petition filed against Borrower or any of its Subsidiaries seeking reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable federal or state law or statute, which petition is not dismissed within sixty (60) days or, under the provisions of any other law for the relief or aid of debtors, a court of competent jurisdiction shall assume custody or control of Borrower or any of its Subsidiaries or of the whole or any substantial part of its properties, which control is not relinquished within sixty (60) days, or there is commenced against Borrower or any of its Subsidiaries any proceeding or petition seeking reorganization, arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute and the petition remains undismissed for a period of sixty (60) days, or Borrower or any of its Subsidiaries takes any action to indicate its consent to or approval of any such proceeding; or

                  (h) any Change of Control shall occur.


IX.      SUBORDINATION

         9.1      SUBORDINATION TO SENIOR INDEBTEDNESS

                  (a) Each of Borrower and the Lender covenants and agrees that, to the extent and in the manner hereinafter set forth in this Article IX, the Indebtedness and other Obligations incurred in connection with this Agreement and represented by the Note and the payment of the principal or interest and premium, if any, on such Note and all other Indebtedness, Obligations and liabilities, now existing or hereafter created, arising under or in connection with this Agreement and the other Loan Documents, including without limitation, all expenses, fees, indemnities, interest and other amounts payable hereunder or thereunder (all of the foregoing, the "Subordinated Obligations") are hereby expressly made subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness.

                  (b) The expression "payment in full" or any similar term(s) or phrase(s) when used in this Article IX with respect to Senior Indebtedness shall mean the final payment in full of all such Senior Indebtedness in cash and termination of all lending commitments and, in the case of Senior Indebtedness consisting of contingent obligations in respect of letters of credit or letters of credit or other reimbursement guarantees under the BTCo Credit Agreement or the Senior Notes Documents, the setting apart of cash sufficient to discharge such portion of Senior Indebtedness in an account for the exclusive benefit of the holders thereof, with respect to which account the Borrower shall grant such holders a first priority perfected security interest in a manner acceptable to such holders, and which payment or perfected security interest shall have been retained by the holders of Senior Indebtedness, in each case, for a period of time in excess of all applicable preference or other similar periods under applicable bankruptcy, insolvency or creditors' rights laws.

         9.2      SUBORDINATION UPON BANKRUPTCY OR INSOLVENCY

         In the event of:

                  (a) any insolvency or bankruptcy case or proceeding under the Bankruptcy Code, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, against or with respect to the Borrower, or

                  (b) any liquidation, dissolution or other winding up of the Borrower, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or

                  (c) any general assignment for the benefit of creditors or any other marshaling of assets and liabilities of the Borrower, then and in any such event:

                  (i) the Senior Debt Holders shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness, before the Lender is entitled to receive any distribution or payment on account of the Subordinated Obligations;

                  (ii) any payment or distribution of any kind or character, whether in cash, property or securities, by setoff or otherwise, to which the Lender would be entitled but for the provisions of this Article IX, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of the Borrower being subordinated to the payment of the Advances, shall be paid or delivered by any liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the Senior Debt Holders or any agent therefor, to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the Senior Debt Holders; and

                  (iii) in the event that, notwithstanding the foregoing provisions of this Section 9.2, the Lender shall have received any such payment or distribution of any kind or character, whether in cash, property or securities, before all Senior Indebtedness is paid in full, then and in such event such payment or distribution shall be deemed to be the property of, segregated, received and held in trust for the benefit of and shall be immediately paid over or delivered forthwith to the Senior Debt Holders or any agent therefor for application to the payment of all Senior Indebtedness remaining unpaid until all such Senior Indebtedness shall have been paid in full, after giving effect to any concurrent payment or distribution to the Senior Debt Holders; and

                  (iv) in the event that part or all of the Senior Indebtedness or the Liens or security interests securing payment thereof are subordinated, set aside, avoided or disallowed in connection with the occurrence of any of the events referred to in this
                           Section 9.2, the Senior Indebtedness shall continue to be treated as Senior Indebtedness and the provisions of this Article IX shall continue to govern the relative rights and priorities of the Senior Debt Holders and the Lender; the Lender agrees not to initiate or prosecute or encourage any other Person to initiate or prosecute any claim, action or other proceeding challenging the enforceability of the Senior Indebtedness or any liens and security interests securing the Senior Indebtedness.

         The Borrower shall give prompt notice to the Lender of the occurrence of any of the events referred to in Section 9.2 (but the failure to give any such notice shall not affect the subordination provisions set forth herein).

         The Lender irrevocably authorizes and empowers BTCo (or any successor agent or representative in respect of the BTCo Credit Agreement) in any proceedings under any federal or state bankruptcy or insolvency law, or any other reorganization, dissolution or liquidation proceedings of the Borrower, to file a proof of claim on behalf of the Lender with respect to the Subordinated Obligations if the Lender fails to file its proof of claim prior to fourteen
(14) days before the expiration of the time period during which such claims must be submitted, to accept and receive any payment or distribution which may be payable or deliverable at any time upon or in respect of the Subordinated Obligations and the other amounts owing hereunder and under the other Loan Documents in an amount not in excess of the Senior Indebtedness then outstanding and to take such other actions as are reasonably necessary to effectuate the foregoing. The Lender shall provide to BTCo (or any successor agent or representative in respect of the BTCo Credit Agreement) such information and documents as are reasonably necessary to present claims or seek enforcement as aforesaid. The Lender shall retain the right to vote its claims and otherwise act in any such reorganization proceeding relative to the Borrower (including, without limitation, the right to vote to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition, or extension).

         9.3      SUBORDINATION UPON DEFAULT OR ACCELERATION OF SENIOR
                  INDEBTEDNESS

                  (a) In the event of any default in respect of the payment of principal of, premium on, interest on or other amounts of any Senior Indebtedness under the Senior Loan Documents; or

                  (b) In the event that any Event of Default (as defined in the BTCo Credit Agreement or in the Senior Notes Documents) (other than an event described in clause (a) above) shall have occurred and be continuing which permits the holders of the Senior Indebtedness under the Senior Loan Documents to declare such Senior Indebtedness due and payable prior to the date on which it would otherwise have become due and payable, then:

                  (i) Payment Blockage. No payment shall be made on account of the Subordinated Obligations

                           (A) in the case of any such default described in
                  clause (a) above, from the date on which such default occurred until the earlier of

                                    (1) the date upon which all of the Senior
                           Indebtedness incurred pursuant to the Senior Loan Documents under which such default exists shall have been paid in full, and

                                    (2) the date, if any, on which such default
                           shall have been cured or waived in writing, or

                           (B) in case of any such Event of Default described in
                  clause (b) above, from the date the Lender first received written notice from an authorized representative of the Senior Debt Holders to which such Event of Default relates or their respective agents of such Event of Default and stating that such notice was an election to commence a Payment Blockage Period (as defined below) pursuant to this clause (B) until the earlier of

                                    (1) 180 days after such date, and

                                    (2) the date, if any, on which all of the
                           Senior Indebtedness incurred pursuant to the Senior Loan Documents under which such Event of Default exists shall have been paid in full or such Event of Default is cured or waived in writing by the Senior Debt Holders holding such Senior Indebtedness;

                           (C) Any additional written notice commencing a
                  Payment Blockage Period relating to the same or any other Event of Default specified in (b) above with respect to any Senior Indebtedness received by the Lender within 365 days after receipt by the Lender of the most recent such written notice which shall have resulted in a Payment Blockage Period pursuant to subsection B, above, shall not be effective.

(any such period described in clause (A) or (B) above shall be referred to as a "Payment Blockage Period"), and

                  (ii) subject to clause (b) of paragraph II below, the Lender shall not declare the Obligations and such other amounts to be due and payable or take any other action with respect to the Loan Documents (collectively, an "Acceleration") from the date of the Lender's receipt of a notice in writing from any Senior Debt Holder commencing a Payment Blockage Period (in the case of clause (B) above) or from the date of the commencement of a Payment Blockage Period (in the case of Clause (A) above) (each a "Suspension Notice") until the earliest of:

                                    (1) 90 days after such date,

                                    (2) the date, if any, on which either all of
                           the Senior Indebtedness incurred pursuant to the Senior Loan Documents under which such default or Event of Default exists shall have been paid in full or such default or Event of Default shall have been cured or waived in writing,

                                    (3) the date, if any, on which all of the
                           Senior Indebtedness incurred pursuant to the Senior Loan Documents shall have become due and payable pursuant to the BTCo Credit Agreement or the Senior Notes Indenture,

                                    (4) the occurrence of any Event of Default
                           under Article VIII(f) or (g) of this Agreement with respect to the Borrower,

                                    (5) the termination of the Payment Blockage
                           Period relating to such notice,

                                    (6) the waiver or amendment by or on behalf
                           of the Senior Debt Holders under the BTCo Credit Agreement or the Senior Notes Indenture of the restrictions, during such Suspension Period, on asset sales or dispositions by the Borrower or any of its Subsidiaries so as to permit the Borrower or any of its Subsidiaries to transfer or apply the net proceeds from such asset sales or dispositions to or for the benefit of any holders of long-term Indebtedness of the Borrower or its Subsidiaries other than to repay obligations under the BTCo Credit Agreement or the Senior Notes Indenture,

                                    (7) the waiver or amendment, during such
                           Suspension Period, by or on behalf of the Senior Debt Holders under the Senior Loan Documents of the prohibition on the creation or existence of liens on property, revenue or assets of the Borrower or any of its Subsidiaries so as to permit the creation or existence of liens (including without limitation, judgment liens) securing payment of Indebtedness of the Borrower or any of its Subsidiaries which ranks parri passu with the Note or is subordinate or junior in right of payment to the Note, and

                                    (8) such time as the Senior Debt Holders or
                           their authorized agent consent in writing to the termination of the Suspension Period

(any such period, a "Suspension Period"); provided, however, that

                           (a) any additional written notice commencing a
                  Suspension Period received by the Lender within 365 days after receipt by the Lender of the most recent such written notice which shall have resulted in a Suspension Period pursuant to this subsection shall not be effective; (b) a Suspension Notice may not block, terminate or suspend any action or Acceleration commenced by the Lender at any time other than during a Suspension Period; and (c) a Suspension Notice may not terminate or suspend an Acceleration commenced prior to such Suspension Period, and no notice described in clause (a) or (b) above will terminate a Payment Blockage already in effect.

         Any notice given by any of the Senior Debt Holders or any agent therefor to the Borrower pursuant to this Section 9.3 or any Suspension Notice shall specify in reasonable detail the Event of Default which is continuing.

         The Borrower, forthwith upon receipt of any such notice, shall send copies thereof to the Lender, however any failure by Borrower to deliver any such notice shall not otherwise affect the subordination provisions set forth herein.

         In the event that, notwithstanding the foregoing, the Borrower shall make any payment to the Lender (or the Lender shall receive any such payment) prohibited by the foregoing provisions of this Section 9.3, then and in such event such payment shall be deemed to be the property of, segregated, received and held in trust for the benefit of and shall be immediately paid over and delivered forthwith to the Senior Debt Holders or their representative, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness held or represented by them.

         The provisions of this Section 9.3 shall not apply to circumstances with respect to which Section 9.2 is applicable.

         9.4      LENDER'S RIGHTS AND REMEDIES

                  (a) Nothing contained in this Article IX or elsewhere in this Agreement, the Note or the Stock Purchase Agreement and related documents shall, at any time except during the pendency of any case or proceeding of the Borrower referred to in Section 9.2 hereof or under the conditions described in Section 9.3, affect the obligation of the Borrower to make, or prevent the Borrower from making, payments at any time of principal of or interest or premium, if any, on the Loans or any fees or other amounts payable by the Borrower under this Agreement, the Stock Purchase Agreement or any other Loan Document or prevent the Lender from exercising all remedies otherwise permitted by this Agreement, the Note, the Stock Purchase Agreement, or any other Loan Document or applicable law upon default under this Agreement, the Note, the Stock Purchase Agreement, or any other Loan Document, subject to the rights, if any, under this Article IX of the Senior Debt Holders (a) in any case or proceeding of the Borrower referred to in Section 9.2 hereof to receive, pursuant to and in accordance with such Section, cash, property and securities otherwise payable or deliverable to such holder until payment in full of all Senior Indebtedness, or (b) under the conditions specified in Section 9.3 to prevent any payment prohibited by such Section.

                  (b) With respect to the Senior Indebtedness, the Lender undertakes to perform only such obligations on the part of the Lender, as are specifically set forth in this Article IX, and no implied covenants or obligations with respect to the Senior Debt Holders shall be inferred from this
Article IX against the Lender.

         9.5      SUBROGATION TO RIGHTS OF SENIOR DEBT HOLDERS

         Following the payment in full of all Senior Indebtedness, the Lender shall be subrogated to the rights of the Senior Debt Holders to receive payments and distributions of cash, property and securities applicable to the Senior Indebtedness until the principal of and interest and premium, if any, on the obligations and any fees or other amounts payable by the Borrower under this Agreement, the Note or any other Loan Document shall be paid in full. For purposes of such subrogation, no payments or distributions to the Senior Debt Holders of any cash, property or securities to which the Lender would be entitled except for the provisions of this Article IX, and no payments pursuant to the provisions of this Article IX to the Senior Debt Holders by the Lender, shall, as among the Borrower, its creditors other than Senior Debt Holders, and the Lender, be deemed to be a payment or distribution by the Borrower to or on account of the Senior Indebtedness.

         9.6      NO WAIVER OF SUBORDINATION PROVISIONS

                  (a) No right of any present or future Senior Debt Holder to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Borrower, or by any noncompliance by the Borrower with the terms, provisions and covenants of this Agreement, the Note or any other Loan Document, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

                  (b) Without in any way limiting the generality of the foregoing paragraph, the Senior Debt Holders may, at any time and from time to time, without the consent of or notice to the Lender, without incurring responsibility to the Lender and without impairing or releasing the subordination provided in Article IX or the obligations hereunder of the Lender to the Senior Debt Holders, do any one or more of the following: (a) change the manner, place or terms of payment or extend the time of payment of, or renew, amend, modify, alter, or enter into any additional Senior Loan Document with respect to any Senior Indebtedness or any instrument evidencing the same or any agreement evidencing, governing, creating, guaranteeing or securing any Senior Indebtedness; (b) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness and make any settlements or compromises thereof; (c) release any Person liable in any manner for the collection of Senior Indebtedness; (d) fail or delay in the perfection of any Liens on or security interests securing any Senior Indebtedness; and (e) exercise or refrain from exercising any rights against the Borrower and any other Person.

         9.7      RELIANCE ON JUDICIAL ORDER

         Upon any payment or distribution of assets of the Borrower referred to in this Article IX, the Lender shall be entitled to rely upon any order or decree by any court of competent jurisdiction in which such insolvency, bankruptcy, receivership, liquidation, reorganization, dissolution, winding up or similar case or proceeding is pending, delivered to the Lender for the purpose of ascertaining the Senior Debt Holders entitled to participate in such payment or distribution pursuant to Sections 9.2 and 9.3, the holders of Senior Indebtedness and other Indebtedness of the Borrower, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article IX.

         9.8 LENDER ENTITLED TO ASSUME PAYMENTS NOT PROHIBITED IN ABSENCE OF NOTICE

                  (a) The Lender shall not at any time be charged with knowledge of the existence of any facts which would prohibit the making of any payment to it, unless and until the Lender shall have received written notice thereof at its principal office (or such other address which shall have been given in writing to all Senior Debt Holders and the Borrower) from the Borrower or from one or more Senior Debt Holders or from any representative or representatives thereof; and prior to the receipt of any such written notice the Lender shall be entitled to assume conclusively that no such facts exist, without, however, limiting any such rights of Senior Debt Holders under this Article IX to recover from the Lender, or the obligation of the Lender to turn over the Senior Debt Holders, any payment made to the Lender to which the Lender is not entitled under this Article IX to retain.

                  (b) The Lender shall be entitled to rely on the delivery to it of a written notice by a Person representing himself to be the agent for the Senior Debt Holder to establish that such notice has been given by a Senior Debt Holder. In the event that the Lender determines in good faith that further evidence is required with respect to the right of any Person as a Senior Debt Holder to participate in any payment or distribution pursuant to this Article IX, the Lender may request such Person to furnish evidence to the reasonable satisfaction of the Lender as to the amount of Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under Article IX, and if such evidence is not furnished the Lender may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

         9.9      INFORMATION AS TO SUBORDINATION

         The Borrower will not and will not permit any of its Subsidiaries or agents to, publish or give to any creditor or prospective creditor of the Borrower or any of its Subsidiaries any copy, statement or summary (or acquiesce in the publication or giving of any such copy, statement or summary) as to the subordination of the rights of the Lender without also stating, or causing to be stated (in a conspicuous manner in the case of any document) that such subordination is solely for the benefit of the Senior Debt Holders and not for the benefit of any other creditor of the Borrower or any of its Subsidiaries.

         9.10     EFFECT OF FAILURE TO PAY ADVANCES

         Failure to make a payment on account of principal of or interest or premium, if any, on the Advances by reason of any provision of this Article IX shall not be construed as preventing the occurrence of a Default or Event of Default under this Agreement.

         9.11     RELIANCE

         The Lender acknowledges and agrees that the provisions of this Article IX are, and are intended to be, an inducement and a consideration to each Senior Debt Holder, to acquire or continue to hold such Senior Indebtedness and such Senior Debt Holder shall be deemed conclusively to have relied on the provisions of this Article IX in acquiring or continuing to hold such Senior Indebtedness and such Senior Debt Holders may directly enforce the provisions of this Article IX.

X.       LENDER'S RIGHTS AND REMEDIES AFTER DEFAULT

         10.1     RIGHTS AND REMEDIES

                  Upon the occurrence of an Event of Default pursuant to Article VIII(f) or (g) hereof with respect to the Borrower, Lender shall have no further obligation to make any additional Advances, all Obligations shall be immediately due and payable and this Agreement shall be deemed terminated. Upon the occurrence and continuation of any other Event of Default under Article VIII hereof, at the option of the Lender, all Obligations shall be immediately due and payable, the Lender shall have no further obligation to make additional Advances, and the Lender shall have the right to terminate this Agreement, effective immediately upon giving notice of same to the Borrower. In any such event, the Lender shall have the right to exercise any and all other rights and remedies provided for herein, under the UCC and at law or equity generally.

         10.2     LENDER'S DISCRETION

                  The Lender shall have the right in its sole discretion to determine which rights or remedies the Lender may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of the Lender's rights hereunder.

         10.3     SETOFF

                  In addition to any other rights which the Lender may have under applicable law, upon the occurrence of any Event of Default hereunder, the Lender shall have a right to apply any property of Borrower held by the Lender to reduce the Obligations.

         10.4     RIGHTS AND REMEDIES NOT EXCLUSIVE

                  The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other right or remedies, all of which shall be cumulative and not alternative.

XI.      WAIVERS AND JUDICIAL PROCEEDINGS

         11.1     WAIVER OF NOTICE

                  Borrower hereby waives notice of non-payment, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

         11.2     DELAY

                  No delay or omission on the Lender's part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any default.

         11.3     JURY WAIVER

                  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR EITHER OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR THE TRANSACTIONS RELATED HERETO OR

THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT EITHER PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.3 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XII.     EFFECTIVE DATE AND TERMINATION

         12.1     TERM

                  This Agreement shall become effective on the date hereof and shall continue in full force and effect until December 31, 2004, unless terminated on a sooner date by Lender upon the occurrence of an Event of Default or as otherwise provided in Section 12.2 (the "Termination Date").

         12.2     TERMINATION

                  Borrower may terminate this Agreement at any time upon not less than thirty (30) days' prior written notice to the Lender and upon payment in full of the Obligations (other than any Obligations in respect of indemnification and expense reimbursement hereunder and under any other Loan Document to the extent such Obligations are not then due and payable). The termination of this Agreement shall not affect Borrower's or the Lender's rights (other than the Lender's rights to the Series A-2 Shares as described in Section 3.6, above), or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all Obligations have been fully satisfied. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations (other than any Obligations in respect of indemnification and expense reimbursement hereunder and under any other Loan Document to the extent such Obligations are not then due and payable) are repaid or performed in full unless otherwise provided herein.

         12.3     SURVIVAL

                  The obligations of the Borrower under Sections 2.5(h)(iv), 3.5 and 13.5 hereof shall survive termination of this Agreement and the other Loan Documents and payment in full of the Obligations.

XIII.    MISCELLANEOUS

         13.1     GOVERNING LAW; PROCESS; SUBMISSION TO JURISDICTION

                  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its conflict of laws rules (other than Section 5-1401 of the New York General Obligation Law). Any judicial proceeding brought by or against the Borrower with respect to any of the Obligations, this Agreement or any related agreement may be brought in any federal or state court of competent jurisdiction located in the State of New York, and, by execution and delivery of this Agreement, Borrower accepts for itself and in connection with its properties, generally and unconditionally the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Borrower hereby waives personal service of process and consents that service of process upon it may be made by certified or registered mail, return receipt requested, at its address specified or determined in accordance with Section 13.6 hereof, and service so made shall be deemed completed on the third (3rd) Business Day after mailing. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of the Lender to bring proceedings against Borrower in the courts of any other jurisdiction having jurisdiction over Borrower. Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Any judicial proceedings by Borrower against the Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the State of New York.

         13.2     ENTIRE UNDERSTANDING

                  This Agreement and the other Loan Documents contain the entire understanding between the Borrower and the Lender and supersede that certain term sheet (including the Indemnification provisions contained therein) under cover of that certain letter dated June 28, 2000, between the Borrower and the Lender, and all other prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by Borrower and the Lender. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, canceled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged, provided further, that any waiver or modification of Article IX hereof shall require the consent of the Banks under the BTCo Credit Agreement. Each party to this Agreement acknowledges that it has been advised by counsel in connection the execution of this Agreement and other Loan Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

         13.3     SUCCESSORS AND ASSIGNS; PARTICIPATIONS; NEW LENDERS; REGISTER

                  (a) This Agreement shall inure to the benefit of the Lender, all future holders of the Note, and their respective successors and assigns. Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender.

                  (b) The Lender may sell, assign or transfer all or any part of its rights under this Agreement and the other Loan Documents to an Eligible Transferee, provided that the Borrower is given notice of such sale pursuant to subsections (c) and (d) of this Section 13.3 and that the transferee agrees to perform the obligations of the transferor. Borrower acknowledges that in the regular course of commercial banking business the Lender may at any time and from time to time sell participating interests in the Advances to other financial institutions or other Eligible Transferees. In such case, such Eligible Transferee shall have all of the rights and benefits with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Eligible Transferee were the direct holder thereof (including without limitation rights of set-off), and either the Lender or any Eligible Transferee may be designated as the sole agent to manage the transactions and obligations contemplated herein.

                  (c) If the Lender sells or assigns all or a part of its rights hereunder or under the Note, any reference in this Agreement or the Note to the Lender shall thereafter refer to the Lender and to the respective assignee to the extent of their respective interests, and the respective assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights and benefits as it would if it were such assigning Lender. Each assignment pursuant to Section 13.3(b) shall be effected by the assigning Lender and the assignee Lender executing an Assignment and Agreement (the ""Assignment and Assumption Agreement") reasonably acceptable in form and substance to the Lender and Borrower. At the time of any assignment pursuant to Section 13.3(b), if any such assignment occurs, the Borrower will issue new Notes to the respective assignee and to the assigning Lender. No transfer or assignment under
Section 13.3(b) will be effective until recorded by the Lender on the Register pursuant to Section 13.3(d). To the extent of any assignment pursuant to Section 13.3(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned commitment. At the time of each assignment pursuant to Section 13.3(b) to a Person which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall provide to the Borrower the appropriate Internal Revenue Service Forms described in Section 2.5(h). To the extent that a participation in or an assignment of all or any portion of a Lender's commitments and related outstanding Obligations pursuant to this

Section 13.3(b) would, at the time of such participation or assignment, result in increased costs, under Section 2 or 3 which exceed those being charged, if any, by the respective assigning Lender prior to such participation or assignment, then the Borrower shall not be obligated to pay such excess increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes giving rise to such increased costs after the date of the respective participation or assignment). The Lender and the Borrower agree to execute such documents (including without limitation amendments to this Agreement and the other Loan Documents) as shall be necessary to effect the foregoing.

                  (d) The Borrower hereby designates the Lender to serve as the Borrower's agent, solely for purposed of this Section 13.3, to maintain a register (the "Register") on which it will record the commitment from time to time of each of the Lenders, the Advances made by each of the Lenders and each repayment in respect of the principal amount of, and interest on, the Advances of each Lender. Failure to make any such recordation, or any error in such recordation shall not affect the Borrower's obligations in respect of such Advances. With respect to the Lender, the transfer of the commitment of the Lender and the rights to the principal of, and interest on, any Advance made pursuant to such commitments shall not be effective until such transfer is recorded on the Register maintained by the Lender with respect to ownership of such commitment and Advances and prior to such recordation all amounts owing to the transferor with respect to such commitments and Advances shall remain owing to the transferor. The registration of assignment or transfer of all or part of any commitments and Advances shall be recorded by the Lender on the Register only upon the acceptance by the Borrower of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.3. Coincident with the delivery of such an Assignment and Assumption Agreement to the Borrower for acceptance and registration of assignment or transfer of all or part of an Advance, or as soon thereafter as practicable, the Lender shall surrender the Note evidencing such Advance, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the Lender and/or the new Lender.

         13.4     APPLICATION OF PAYMENTS

                  To the extent that Borrower makes a payment or the Lender receives any payment or for the Borrower's benefit, which is subsequently invalidated, determined to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment had not been received by the Lender.

         13.5     INDEMNITY

                  The Borrower shall indemnify the Lender from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against the Lender in any litigation, proceeding or investigation instituted or conducted by any governmental agency or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement (other than any liability, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Lender as a result of it being a stockholder of the Borrower), whether or not the Lender is a party thereto, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the Lender.

         13.6     NOTICE

                  Any notice or request hereunder shall be given to the Borrower or to the Lender at their respective addresses set forth below or at such other address as such Person may hereafter specify in a notice designated as a notice given in the manner required under this Section 13.6. Any notice or request hereunder shall be given by (a) hand delivery, (b) registered or certified mail, return receipt requested, (c) delivery by an internationally recognized overnight courier, (d) telex or telegram, subsequently confirmed by registered or certified mail, or (e) telefax to the number set forth below (or such other number as may hereafter be specified in a notice given in the manner required under this Section 13.6) with telephone communication to a duly authorized officer of the recipient confirming its receipt as subsequently confirmed by registered or certified mail. Notices and requests shall be deemed to have been given (x) in the case of those by mail or telegram, five (5) Business Days after being deposited in the mail or delivered to the telegraph office addresses as provided in this Section 13.6, (y) in the case of those by overnight courier, one (1) day after deposit with such courier, and (z) in the case of those given by telefax, upon receipt.

                  (i)      If to the Lender:

                           CapitalSource Finance LLC
                           1133 Connecticut Avenue, N.W.

                           Suite 310
                           Washington, D.C.  20036
                           Attention:  Steven A. Museles, Esq.
                           Telephone:  (202) 862-7300
                           FAX:  (202) 862-4990
                           with a copy (which shall not constitute notice) to:

                           Hogan & Hartson L.L.P.
                           555 13th Street, N.W.
                           Washington, D.C. 20004-1109
                           Attention:  Kathleen M. Miko, Esq.
                           Telephone:  (202) 637-5600
                           FAX:  (202) 637-5910

                  (ii)     If to Borrower:

                           Town Sports International, Inc.
                           888 Seventh Avenue
                           25th Floor
                           New York, New York 10106
                           Attention:  Chief Financial Officer
                           Telephone:  (212) 246-6700
                           FAX:  (212) 246-8422

                  (iii) in each case with respect to the Borrower, with a copy (which shall not constitute notice) to:

                           Kirkland & Ellis
                           Citigroup Center
                           153 East 53rd Street
                           New York, New York 10022-4675
                           Attention:  Kirk A. Radke, Esq.
                           Telephone:  (212) 446-4800
                           FAX:  (212) 446-4900


         13.7     SEVERABILITY

                  If any or part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

         13.8     EXPENSES

                  All costs and expenses including, without limitation, reasonable attorneys' fees, incurred by the Lender (a) in any effort to enforce payment of any Obligation or effect collection (b) in connection with the entering into, modification, amendment, administration and enforcement of this Agreement or any consents or waivers hereunder and all related agreements, documents and instruments, including but not limited to search, audit, recording and filing fees, (c) incidental costs and expenses arising out of administration of the Obligations including without limitation, any wire transfer fees or audit expenses incurred by Lender, (d) in defending or prosecuting any actions or proceedings arising out of or relating to the Lender's transactions with the Borrower (other than any action or proceeding arising out of or relating to Lender's status as a stockholder of the Borrower) or (e) in seeking any advice with respect to its rights and obligations under this Agreement and all related agreements, may be charged to the Borrower's account and shall be part of the Obligations.

         13.9     CAPTIONS

                  The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

         13.10    COUNTERPARTS

                  This Agreement may be executed in one or more counterparts, each of which taken together shall constitute one and the same instrument.

                    [SIGNATURES APPEAR ON THE FOLLOWING PAGE]

         IN WITNESS WHEREOF, each of the parties has duly executed this Credit Agreement as of the 6th day of November, 2000.

                                        TOWN SPORTS INTERNATIONAL, INC.

                                               /s/ R. G. Pyle
                                               ----------------------------
                                        By:
                                               ----------------------------
                                        Its:   Chief Financial Officer
                                               ----------------------------


                                        CAPITALSOURCE FINANCE LLC

                                               /s/ Steven A. Museles
                                               ----------------------------
                                        By:
                                               ----------------------------
                                        Its:   Title: Senior Vice President
                                               and General Counsel